UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.

)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BJ's
10840
CURBSIDE EXPRESS
TAKE

BJ's®

2025

PROXY STATEMENT

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 12, 2025

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc. Annual Meeting of Shareholders on Thursday, June 12, 2025, at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647.

We are holding the meeting to:

(1)	Elect eight members of our Board of Directors to serve until our next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	Approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers;

(3)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2025;

(4)	To consider and act upon the shareholder proposal described in the Proxy Statement, if properly presented at the Annual Meeting; and

(5)	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

If you owned our common stock at the close of business on April 14, 2025 (the “Record Date”), you may attend and vote at the meeting. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our Annual Report for fiscal 2024. We believe that this process allows us to provide our shareholders with the information they need in a timelier manner, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our Annual Report and a proxy card.

Your vote is important. Whether or not you plan to attend the meeting, you are urged to vote your shares as early as possible by mail, telephone or internet as instructed on your proxy card or Notice.

Registered holders may vote by:

1.	Internet: go to http://www.investorvote.com/BJRI

2.	Toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	Mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the final vote at the Annual Meeting of Shareholders.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of BJ’s Restaurants, Inc.’s Board of Directors and management team, thank you for your support.

Sincerely,

Lea Anne S. Ottinger	C. Bradford Richmond
Chair of the Board	Interim Chief Executive Officer

April 23, 2025

Huntington Beach, California

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. To the extent attendance is in person, shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Information Concerning Solicitation of Proxies and Voting

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 12, 2025

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. (“BJ’s”) with respect to our 2025 Annual Meeting of Shareholders (the “Annual Meeting”) and adjournments or postponements thereof. The Annual Meeting will be held on Thursday, June 12, 2025, at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647 at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished to each shareholder and is solicited on behalf of our Board of Directors for use at the Annual Meeting. The proxy materials, including this Proxy Statement, proxy card and our Annual Report for fiscal 2024, are being distributed and made available on or about April 23, 2025. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide our shareholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 23, 2025, to our shareholders who owned our common stock at the close of business on April 14, 2025 (the “Record Date”). Shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions on the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation materials to beneficial owners of stock. We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals. The costs of such solicitation are not expected to exceed $10,000. Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or by electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the proxy card provided to them and return it promptly to us. Alternatively, internet and telephone voting will be available through 11:00 p.m., Pacific Daylight Time, on

1	2025 Proxy Statement

Solicitation and Revocation of Proxies

June 11, 2025. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date via the internet, telephone or mail. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person.

Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares represented by the proxy will be voted (i) FOR the election of all eight of the nominee-directors specified herein; (ii) FOR the approval of the compensation of Named Executive Officers (on an advisory and non-binding basis); (iii) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2025; and (iv) AGAINST the shareholder proposal requesting that the Company publish a food waste transparency report. Where a specification is indicated in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as recommended by our Board of Directors. The persons named as proxies were selected by our Board of Directors, and each of them is one of our officers.

Your execution of a proxy card or submission of your vote via the internet or telephone will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. These rules apply to brokers holding our shares even though our Common Stock is traded on the NASDAQ Select Global Market. With respect to the election of the nominees for director, the proposal to approve the compensation of Named Executive Officers (on an advisory and non-binding basis), and the shareholder proposal regarding publication of a food waste transparency report, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. With respect to the proposal to ratify the selection of KPMG LLP as our independent auditor for our 2025 fiscal year, the rules treat such a proposal as “routine” and permit member brokers to exercise voting discretion as to the uninstructed shares.

For matters with respect to which the broker, bank or other nominee does not have, or has but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” Under our Bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you properly submit your proxy but abstain from voting for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the Annual Meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so.

If you do not vote your shares for one or more of the director nominees (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposal to approve the compensation of Named Executive Officers (on an advisory and non-binding basis), the proposal to ratify the selection of KPMG LLP as our independent auditor and the shareholder proposal regarding publication of a food waste transparency report, selecting abstain when voting will have the same effect as a vote against the proposal.

BJ’s Restaurants, Inc.	2

Solicitation and Revocation of Proxies

Similarly, if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have the same effect as a vote against the proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, this Proxy Statement and the Annual Report for Fiscal 2024 may have been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDERS ENTITLED TO VOTE

Only holders of record of shares of our Common Stock, no par value, on the Record Date, which is the close of business on April 14, 2025 will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 22,316,165 shares of Common Stock issued and outstanding, with one vote per share.

3	2025 Proxy Statement

Proposal 1: Election of Directors • Director Nomination Process

ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors on our Board of Directors shall not be fewer than seven nor more than thirteen in accordance with our Bylaws. The exact number is fixed from time to time by our Board of Directors and is currently set at eight.

All directors are subject to election at each Annual Meeting of Shareholders. At this Annual Meeting, eight directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election as directors at this Annual Meeting are set forth in the table below. All nominees are recommended by our Board of Directors for election at the Annual Meeting, and all nominees currently serve on our Board of Directors. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors. The Board of Directors may elect to fill interim vacancies of directors. Each of our officers is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

The eight nominees receiving the highest number of votes cast “For” their election at the Annual Meeting will be elected as our directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Under our majority voting policy, any director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to their election shall tender their resignation within 15 days of the final vote. See the description of our majority voting policy in “Corporate Governance—Majority Voting Policy” below.

Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one nominee or spread their votes among two or more nominees as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been properly placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of such shareholder’s intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

Director Nomination Process

The Board of Directors (the “Board”) and the Governance and Nominating Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Our Corporate Governance Guidelines set forth the general qualifications for Board membership and procedures for identification of prospective Board candidates. The Governance and Nominating Committee, with the input of other members of the Board, develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders. The Board may periodically retain search firms to assist in identifying and evaluating potential candidates for our Board. A shareholder who wishes to recommend a prospective candidate for nomination by the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.

BJ’s Restaurants, Inc.	4

Proposal 1: Election of Directors • Director Nomination Process

The Governance and Nominating Committee considers whether to nominate any person nominated by a shareholder pursuant to the provisions of our Bylaws relating to shareholder nominations. Our Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by, or at the direction of, the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the one year anniversary of the date on which the preceding annual meeting was called, notice by the shareholder must be received no earlier than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was first made. The shareholder’s notice must set forth certain information concerning the proposed nominee(s) and the shareholder giving notice, as set forth in the Bylaws.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide specific expertise or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chair of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s ability to qualify as a director when we apply for and hold certain business and liquor licenses where such qualification is required;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	NASDAQ listing requirements and applicable state and federal laws or regulations relating to Board composition; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, team members, guests, other stakeholders, and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of independent and non-independent directors, specific business and financial expertise, experience as a director of a public company, the need for Audit Committee expertise, the evaluations of other prospective nominees, and diversity. The Board considers a number of factors relating to Board diversity, including but not limited to the sex, gender identity, race, ethnicity, geography and age of prospective nominees. The Board is committed to maintaining its diversity through the recruitment of qualified members with diverse backgrounds to fill Board vacancies as they occur.

5	2025 Proxy Statement

Proposal 1: Election of Directors • Director Nomination Process

In connection with this evaluation, the Committee determines whether to interview the prospective nominee(s), and if warranted, one or more members of the Committee, and others as appropriate, interview the prospective nominee(s). After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board determines the nominee(s) after considering the recommendation and report of the Committee.

The Board has adopted age limits for members of our Board which require that any person who has reached the age of 75 shall not be nominated for initial election to the Board. However, the Governance and Nominating Committee may recommend, and the Board may approve the nomination for re-election of a director at or after the age of 75 if, in light of all the circumstances, the Board believes it is in our best interests and the best interests of our shareholders.

We have entered into an employment agreement with Lyle Tick, our President and Chief Concept Officer, that requires us to take all reasonable action within our control to cause him to be appointed and nominated for election to our Board of Directors in the event he is appointed as Chief Executive Officer and for so long as he continues to serve in such capacity.

Director Nominees

Director Nominee Highlights

Independent Directors		Tenure		Age

	Gender		Ethnic Diversity

BJ’s Restaurants, Inc.	6

Proposal 1: Election of Directors • Director Nominees

Board Nominee Diversity Matrix (As of April 23, 2025)

Total Number of Directors	8

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	5	—	—

Part II: Demographic Background	—	—	—	—

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	1	—	—	—

Hispanic or Latino	—	1	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	3	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Director Nominee Biographies and Qualifications. The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age

Bina Chaurasia	Retired Chief Administrative and Operating Officer, Tanium	62

James A. Dal Pozzo	Former Chairman of the Board and Chief Executive Officer, The Jacmar Companies	66

Noah A. Elbogen	Partner and Chief Financial Officer, Act III Holdings, LLC	42

Lea Anne S. Ottinger	Strategic Business Consultant; Managing Partner, LMR Advisors	66

C. Bradford Richmond	Interim Chief Executive Officer, BJ’s Restaurants, Inc.	66

Julius W. Robinson, Jr.	Chief Operating Officer, Western United States and Gaylord Hotels Nationwide at Marriott International, Inc.	52

Janet M. Sherlock	Founder and Chief Executive Officer, org.works	59

Gregory A. Trojan	Retired Chief Executive Officer, BJ’s Restaurants, Inc.	64

Each nominee brings unique capabilities to the Board, and the Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, restaurant management, finance, risk management and corporate communications that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders. The following is a summary of the business background of each nominee as well as other information about each nominee’s qualifications to serve as a director of our Company:

7	2025 Proxy Statement

Proposal 1: Election of Directors • Director Nominees

BINA CHAURASIA

Age: 62 Director since 2020 Committees: • Compensation (Chair) • Governance and Nominating

Director Qualifications: Ms. Chaurasia has extensive human resource experience from her over 20 years in senior leadership and executive management positions. We believe her experience provides substantial insight to the Compensation Committee with respect to issues regarding our valuable human capital and the human resources elements of our business.

Biography: Ms. Chaurasia has been a member of our Board of Directors since November 2020. Ms. Chaurasia served as Chief Administrative and Operating Officer for Tanium, a privately held endpoint security and systems management company based in Emeryville, California, from June 2021 to January 2024. In that role, she was responsible for Human Resources, Strategy, Global Enablement, Procurement, Information Technology, and Real Estate. Prior to that role, Ms. Chaurasia held the roles of Chief Administrative Officer and Chief People Officer for Tanium from August 2017 to June 2021. Ms. Chaurasia previously served as Chief Human Resources Officer at Ericsson from 2010 to 2016, Vice President of Global Talent for Hewlett-Packard from 2007 to 2010, and Vice President of Global Human Resources at Gap Inc. from 2003 to 2007. Ms. Chaurasia also previously held senior human resource leadership roles at PepsiCo-Yum! and at Sun Microsystems.

JAMES (“JIM”) A. DAL POZZO

Age: 66 Director since 2001 Committees: • Audit (Chair) • Governance and Nominating

Director Qualifications: Mr. Dal Pozzo’s experience as the Chairman of the Board and former Chief Executive Officer of a holding company with interests in foodservice distribution, restaurants and real estate development provides him with extensive knowledge of the food distribution, supply chain operations and restaurant industries. Mr. Dal Pozzo is a Certified Public Accountant, and his significant financial experience also qualifies him as an Audit Committee financial expert under applicable rules of the SEC.

Biography: Mr. Dal Pozzo has been a member of our Board of Directors since January 2001. Mr. Dal Pozzo served as Chairman of the Board of The Jacmar Companies, a food distribution company servicing restaurants in California and Nevada, from January 2013 to December 2019, as Chief Executive Officer from January 2013 to December 2017, as President from 1993 to January 2013, and as Chief Financial Officer and Treasurer from 1987 to 1992. Prior to working for The Jacmar Companies, Mr. Dal Pozzo served as Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo is a Certified Public Accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

BJ’s Restaurants, Inc.	8

Proposal 1: Election of Directors • Director Nominees

NOAH A. ELBOGEN

Age: 42 Director since 2014 Committees: • Audit

Director Qualifications: Mr. Elbogen has significant investment, financial and operations experience from 20 years as an institutional investor, equity research analyst, public company director, and senior executive focused primarily on the restaurant industry. Mr. Elbogen’s significant financial experience also qualifies him as an Audit Committee financial expert under applicable rules of the SEC.

Biography: Mr. Elbogen has been a member of our Board of Directors since June 2014. Mr. Elbogen currently serves as a Partner and Chief Financial Officer of Act III Holdings, LLC, which he joined in May 2019. From August 2016 to June 2019, Mr. Elbogen served as Managing Member and Chief Executive Officer of Misada Capital Group LLC. From July 2011 to July 2016, Mr. Elbogen served as an Investment Analyst at Luxor Capital Group, LP, where he focused primarily on the restaurant sector. Prior to joining Luxor Capital Group, Mr. Elbogen served as a Research Analyst covering the consumer sector at S.A.C. Capital Management, LLC from August 2009 to June 2011, at Highbridge Capital Management, LLC from January 2007 to January 2009, and at Scout Capital Management LLC from August 2005 to January 2007. Mr. Elbogen began his investment career as an Equity Research Associate at Bear Stearns where he covered the Specialty Retail and Hardlines sectors. Mr. Elbogen served as Director at Papa Murphy’s Holdings, Inc. (formerly NASDAQ: FRSH) from December 2017 to May 2019.

LEA ANNE S. OTTINGER (Chair of the Board)

Age: 66 Director since 2010 Committees: • Compensation • Governance and Nominating

Director Qualifications: Ms. Ottinger has significant strategic and financial expertise from her many years as a principal in private equity and as a long-term strategic business advisor. She has been involved in the acquisition, sale, advisory, or operations of over 20 companies with an emphasis on middle market growth-oriented businesses primarily in the consumer/retail sector. She has prior experience as a public company director with experience in Audit, Compensation, Board oversight, and other financial, operational, and brand-focused functions.

Biography: Ms. Ottinger has been a member of our Board of Directors since August 2010 and has served as our Board Chair since June 2024. In 1998, building upon her previous career in private equity, Ms. Ottinger founded LMR Advisors, where she specializes in strategic business and mergers and acquisition advisory services. From 1990 to 1998, Ms. Ottinger was a franchise owner and operator of The Body Shop skin and hair care stores in Washington state and served as a national franchisee representative. From 1982 to 1989, Ms. Ottinger served as a Vice President of Berkshire Partners (and its predecessor Thomas H. Lee Company). From 2004, until its acquisition in 2010, she served on the Board of Directors of Bare Escentuals, Inc. (formerly NASDAQ: BARE), while it grew to be one of the leading cosmetic companies in the United States.

9	2025 Proxy Statement

Proposal 1: Election of Directors • Director Nominees

C. BRADFORD RICHMOND

Age: 66 Director since 2024 Committees: • N/A

Director Qualifications: Mr. Richmond has over 40 years of extensive management and financial experience in the restaurant industry, and the Board believes he has the necessary background and experience to help lead the development and execution of our longer-term strategic positioning and expansion plans, as well as our shorter-term tactical plans. While Mr. Richmond’s significant financial experience, coupled with being a Certified Public Accountant, also qualifies him as an Audit Committee financial expert under applicable rules of the SEC, as the Company’s Interim Chief Executive Officer, he does not serve on any committees.

Biography: Mr. Richmond has served as our Interim Chief Executive Officer since August 2024, and as a member of our Board of Directors since February 2024. From 2006 to 2015, Mr. Richmond served as Chief Financial Officer of Darden Restaurants, Inc. (NYSE: DRI) (“Darden”), the largest casual dining restaurant company in the United States featuring a portfolio of brands that include Olive Garden, LongHorn Steakhouse, and Cheddar’s Scratch Kitchen. Prior to that, he served as Corporate Controller of Darden from 2005 to 2006. Mr. Richmond also previously held executive-level finance and strategic planning roles at Red Lobster and Olive Garden and served as a senior auditor at Price Waterhouse & Cooper. Mr. Richmond served on the Board of Directors of Coast Entertainment Holdings Limited (ASX: CEH) from September 2017 to November 2024.

JULIUS W. ROBINSON, JR.

Age: 52 Director since 2022 Committees: • Audit • Compensation

Director Qualifications: With almost 30 years of hospitality operations and executive experience with a publicly held multi-unit hospitality company, the Board believes Mr. Robinson is qualified to serve. Leveraging his more than 30 years of experience in leadership roles within Marriott, he brings significant strategic, operational and brand insights to our Board, Audit and Compensation Committees.

Biography: Mr. Robinson has been a member of our Board of Directors since January 2022. Mr. Robinson currently serves as the Chief Operating Officer, Western United States and Gaylord Hotels Nationwide at Marriott International, Inc. (“Marriott”), which is based in Bethesda, Maryland, and encompasses a portfolio of nearly 8,000 properties under 30+ leading brands spanning 140 countries and territories. Mr. Robinson is responsible for Sales, Operating Profit, Guest, and Associate Satisfaction across all areas of the business. Mr. Robinson’s experience in the hospitality industry spans over three decades with Marriott. His senior leadership roles include Chief Sales & Chief Marketing Officer for the US and Canada, Senior Vice President and Global Brand Leader for Marriott Hotels and Sheraton Hotels, and Global Brand Leader for Autograph Collection Hotels and Tribute Portfolio, which represent Marriott’s foray into independent and boutique hotels. Mr. Robinson also previously served as Vice President of Global Sales, Vice President of Brand Franchising, and Regional Vice President of Revenue Management for the Eastern United States.

BJ’s Restaurants, Inc.	10

Proposal 1: Election of Directors • Director Nominees

JANET M. SHERLOCK

Age: 59 Director since 2019 Committees: • Audit • Governance and Nominating (Chair)

Director Qualifications: Dr. Sherlock has significant management and technology experience as an executive for some of the world’s best known consumer brands, including Ralph Lauren and Carter’s. Her experience developing breakthrough growth strategies for these brands, coupled with her extensive technology background and cybersecurity expertise, is of considerable value as we continue to invest in our digital platform and technology capabilities. We believe her experience provides substantial insight to the Audit Committee with respect to issues regarding our information systems and cybersecurity programs.

Biography: Dr. Sherlock has been a member of our Board of Directors since January 2019. Since October 2024, Dr. Sherlock has served as Chief Executive Officer of org.works, an organizational management consulting firm, which she founded. From August 2017 to September 2024, Dr. Sherlock served as Chief Digital and Technology Officer of Ralph Lauren Corporation, a global leader in the marketing, design, and distribution of apparel, fragrance, accessories, and home products. From January 2010 to July 2017, Dr. Sherlock was Chief Information Officer at Carter’s, Inc., a global manufacturer and retailer of baby and children’s apparel and accessories. Prior to that, Dr. Sherlock led the Digital and Omni-Channel practice at Gartner, a leading research and advisory firm, from October 2008 to December 2009. Dr. Sherlock also held various business and technology leadership roles at Calico Corners/Everfast, Inc., Guess?, Inc., BP and ExxonMobil from 1998 to 2008.

GREGORY (“GREG”) A. TROJAN

Age: 64 Director since 2012 Committees: • N/A

Director Qualifications: As our retired Chief Executive Officer, and with extensive experience as an executive with large, national retail, consumer products and restaurant companies, the Board believes Mr. Trojan has the necessary background and experience to advise on the development and execution of our strategic positioning and expansion plans.

Biography: Mr. Trojan has been a member of our Board of Directors since December 2012. He served as our Chief Executive Officer from February 2013 through August 2021, and previously served as our President from December 2012 until January 2018. Prior to joining us, Mr. Trojan served as President, Chief Executive Officer and Director of Guitar Center, Inc., a leading retailer of musical instrument products, from November 2010 to November 2012, and as President, Chief Operating Officer and Director from October 2007 to November 2010. From 1998 to 2006, Mr. Trojan served as Chief Executive Officer of House of Blues Entertainment, Inc., an operator of restaurant and music venues, concerts and media properties, and as President from 1996 to 1998. Prior to that, he held various positions with PepsiCo, Inc. from 1990 to 1996, including service as Chief Executive Officer of California Pizza Kitchen, Inc., when it was owned by PepsiCo. Earlier in his career, Mr. Trojan was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Company. Mr. Trojan joined the Board of Directors of Casey’s General Stores, Inc. (NASDAQ: CASY) in July 2021, and previously served on the Board of Directors of Oakley, Inc. from June 2005 to November 2007 and Domino’s Pizza, Inc. (NYSE: DPZ) from March 2010 to November 2017.

11	2025 Proxy Statement

Proposal 1: Election of Directors • Director Nominees

Agreement with Act III Holdings, LLC

On December 30, 2024, we announced our entry into a cooperation agreement with Act III Holdings, LLC (with its affiliates, “Act III”) (the “Act III Cooperation Agreement”). Pursuant to the Act III Cooperation Agreement, Act III will be subject to customary standstill restrictions, will vote all shares of Common Stock beneficially owned by them in accordance with the Board’s recommendations (unless, with respect to proposals other than Board elections, ISS or Glass Lewis recommends a different vote), and at the Company’s request, will make their personnel and management available to collaborate with and support the Company’s management on key initiatives or organizational enhancements. In connection with entering into the Act III Cooperation Agreement, the Company agreed to extend the termination date of Act III’s Warrant, originally issued in May 2020, by two years to May 4, 2027.

A more detailed description of the Act III Cooperation Agreement is contained in our Current Report on Form 8-K filed with the SEC on January 2, 2025.

Vote Required

With respect to the election of directors, assuming a quorum is present, the eight candidates receiving the highest number of votes are elected. Under our majority voting policy, any director nominee who is elected with a greater number of “Withhold” votes than “For” votes is required to tender their resignation within 15 days of the final vote. See the description of our majority voting policy in “Corporate Governance—Majority Voting Policy.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES ABOVE.

BJ’s Restaurants, Inc.	12

Corporate Governance • Determination of Director Independence

CORPORATE GOVERNANCE

We are committed to strong corporate governance that is designed to promote the long-term interests of our shareholders and other stakeholders, foster responsible decision making and accountability by management and team members, encourage and promote diversity and inclusion, and maintain appropriate internal checks and balances.

Determination of Director Independence

In March 2025, the Board undertook its annual review of director independence with respect to its incumbent directors. During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our incumbent directors or any members of their immediate families, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the SEC and the NASDAQ as well as our Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined that all of our directors serving during fiscal 2024, and all of those who are nominated for election at the Annual Meeting, are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs. Richmond and Trojan. Mr. Richmond currently is not considered to be independent due to his temporary service as our Interim Chief Executive Officer. Mr. Trojan is not considered to be independent due to his recent service as our Chief Executive Officer.

Majority Voting Policy

Our Board of Directors has adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Under our majority voting policy, which is part of our Corporate Governance Guidelines, a director nominee must receive more “For” votes than “Withhold” votes. Abstentions or non-votes will have no effect on the director election since only “For” and “Withhold” votes with respect to a nominee will be counted. Any incumbent director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to his or her election at the Annual Meeting shall tender his or her resignation within 15 days of the final vote. Our Board, within 90 days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent or take other action, through a process managed by the Governance and Nominating Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NASDAQ listing standards. The Board will promptly disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the SEC.

Board Meetings and Board Committees

Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of their duties, including attendance at meetings of our shareholders, the Board and those Committees of which they are a member. The Board met ten times during fiscal 2024. Each of our directors attended 75% or more of the aggregate total number of meetings of the Board and the total meetings of all Committees of the Board on which he or she served that were held during the last fiscal year while such person was a member of the Board. At the end of each regularly scheduled quarterly Board meeting, the non-employee directors met in executive session without members of management present. While we do not have a policy regarding Board member attendance at our Annual Meeting, typically all serving directors and all standing for election attend our annual shareholder meeting.

13	2025 Proxy Statement

Corporate Governance • Board Meetings and Board Committees

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The current composition of each Board committee is set forth below:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee	Board of Directors

Bina Chaurasia		Chair	X	X

James A. Dal Pozzo	Chair		X	X

Noah A. Elbogen	X			X

Lea Anne S. Ottinger		X	X	Chair

C. Bradford Richmond				X

Julius W. Robinson, Jr.	X	X		X

Janet M. Sherlock	X		Chair	X

Gregory A. Trojan				X

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal control and accounting matters, including the quarterly reviews and annual audit report from our independent auditor, enterprise risk management and cybersecurity matters. The Audit Committee consists of Mr. Dal Pozzo, Mr. Elbogen, Mr. Robinson and Dr. Sherlock. All of the members of the Audit Committee who currently serve or who served in fiscal 2024 were independent directors under applicable NASDAQ and SEC rules. In addition, the Board has determined that each of Messrs. Dal Pozzo and Elbogen qualify as an audit committee financial expert under applicable SEC rules. Mr. Dal Pozzo has served as the Chairman of the Audit Committee since the Annual Meeting in June 2024. Until June 2024, the Audit Committee consisted of Mr. Larry D. Bouts (Chair), Mr. Peter A. Bassi, Mr. Dal Pozzo, Mr. Elbogen and Dr. Sherlock. From the Annual Meeting in June 2024 until December 2024, the Audit Committee consisted of Mr. Dal Pozzo (Chair), Mr. Elbogen and Dr. Sherlock. Mr. Robinson joined the Committee in January 2025. The Audit Committee held eight meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Compensation Committee

The Compensation Committee determines executive compensation philosophy, programs and policies, administers executive compensation plans, and monitors the performance and compensation of certain officers and other team members to ensure that the compensation does not encourage excessive risk taking. The Compensation Committee also approves annual cash incentive metrics and determines annual cash incentive bonuses to be paid under our short-term Annual Incentive Plan (“AIP”), as well as awards under our equity incentive plans. The Compensation Committee currently consists of Ms. Chaurasia, Ms. Ottinger, and Mr. Robinson. Ms. Chaurasia has served as the Chair of the Compensation Committee since the Annual Meeting in June 2024. Until June 2024, the Compensation Committee consisted of Ms. Ottinger (Chair), Mr. Bassi, Mr. Bouts, Ms. Chaurasia, Mr. Elbogen and Mr. Robinson. All of the members of the Compensation Committee who currently serve or who served in fiscal 2024 were independent directors. The Compensation Committee held six meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

BJ’s Restaurants, Inc.	14

Corporate Governance • Governance and Nominating Committee

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing, implementing and monitoring policies and practices relating to our corporate governance. The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct and Human and Labor Rights Policies, which cover all of our directors, officers and team members and are designed to promote the honest, ethical and fair conduct of our business. In addition, the Committee develops and implements our Corporate Governance Guidelines. The Committee also has oversight of our sustainability and Environmental, Social, and Governance (“ESG”) initiatives. The Committee also prepares and supervises the Board’s annual review of directors’ independence, the Board’s performance self-evaluation, peer feedback and Committee evaluations and oversees Director recruitment efforts.

The Governance and Nominating Committee currently consists of Ms. Chaurasia, Mr. Dal Pozzo, Ms. Ottinger, and Dr. Sherlock. All of the members of the Governance and Nominating Committee who currently serve or who served in fiscal 2024 were independent directors. Dr. Sherlock has served as Chair of the Governance and Nominating Committee since the Annual Meeting in June 2024. Until June 2024, the Governance and Nominating Committee consisted of Mr. Bassi (Chair), Mr. Dal Pozzo, Ms. Ottinger and Dr. Sherlock. From the Annual Meeting in June 2024 until December 2024, the Governance and Nominating Committee consisted of Mr. Dal Pozzo, Ms. Ottinger, Mr. Robinson, and Dr. Sherlock (Chair). Mr. Robinson switched to the Audit Committee in January 2025. The Governance and Nominating Committee conducted its business within the context of seven regularly scheduled quarterly Board meetings during the last fiscal year. The charter for the Governance and Nominating Committee is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Corporate Governance Materials Available on Company Website

The following information relating to our corporate governance is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com:

•	Code of Integrity, Ethics and Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance and Nominating Committee Charter

You may obtain copies of these materials, free of charge, by sending a written request to our Executive Vice President and General Counsel, BJ’s Restaurants, Inc., 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. Please specify which documents you would like to receive.

If we make any substantive amendments to the Code of Integrity, Ethics and Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Integrity, Ethics and Conduct to our Interim Chief Executive Officer, President and Chief Concept Officer, Chief Financial Officer, or Chief Accounting Officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors, or one or more specific directors, may send a letter marked as “confidential” addressed to the Board of Directors, or to the specific director(s) intended to be addressed, to our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. In turn, we will forward all such communications to the Board of Directors or to the specific director(s) identified by the shareholder. Our policy is to send every shareholder’s communication to the entire Board of Directors or to the identified director(s) if one or more specific director is identified.

15	2025 Proxy Statement

Corporate Governance • Board Involvement in Risk Oversight

Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day to-day basis. The Board’s responsibility is to monitor our risk management processes by understanding our material risks and evaluating whether management has reasonable controls in place to address those risks. The involvement of the Board in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and what constitutes an appropriate level of risk.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight responsibility related to certain risks to the Audit Committee. As such, the Audit Committee is responsible for reviewing our risk assessment and risk management policies. Accordingly, management regularly reported to the Audit Committee on risk management during fiscal 2024. The Audit Committee, in turn, reported on the matters discussed at the Committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing us, including operational, technology and cybersecurity, reputational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. We perform third-party cybersecurity audits no less than annually, following the standard set by the National Institute of Standards and Technology. We also conduct third-party security reviews and testing of our network, processes and systems on a regular basis. We use internally developed proprietary software, cloud-based software as a service (SaaS) as well as purchased software, with proven, non-proprietary hardware. While we have not experienced a material information systems data breach to date and believe that our internal policies, systems and procedures for cybersecurity are thorough, the risk of a cybersecurity event cannot be eliminated.

We maintain a robust system of data protection and cybersecurity resources, technology and processes. In addition to performing an annual risk assessment and developing a mitigation plan, along with a comprehensive review and update of our cybersecurity policies and procedures, we continuously evaluate new and emerging risks and ever-changing legal and compliance requirements. We also monitor risks relating to sensitive information at our business partners, where relevant, and reevaluate the risks at these partners periodically. We make strategic investments to address these risks and compliance requirements to keep Company, guest and team member data secure, including maintaining a network privacy and security insurance policy. Our comprehensive cybersecurity program includes agreements with third-party cybersecurity partners for continuous monitoring, alerting, and response.

We perform annual and ongoing cybersecurity awareness training for our management and Restaurant Support Center team members as well as specialized training for our users with privileged access. In addition, we provide annual credit card handling training following Payment Card Industry (PCI) guidelines to all team members that handle guest credit cards. We also provide data protection and cybersecurity reports quarterly to the Audit Committee and periodically to the full Board of Directors. Further, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Leadership Structure

Our Board leadership structure includes active independent directors. The independent directors meet in executive session at each regularly scheduled quarterly Board meeting, and each standing Board Committee is comprised solely of and led by independent directors.

Our governance documents, including our Corporate Governance Guidelines, provide the Board with flexibility to select the appropriate leadership structure. In determining the leadership structure, the Board considers the best interests of the shareholders, our Company and specific business needs.

Mr. Deitchle served as Chairman of the Board from June 2008 until his retirement effective at the 2024 Annual Meeting. Ms. Ottinger succeeded Mr. Deitchle as the Chair of the Board of Directors upon his retirement. The Board believes that Ms. Ottinger is best situated to serve as Chair in light of her many years of executive and

BJ’s Restaurants, Inc.	16

Corporate Governance • Board Leadership Structure

financial management experience with high growth companies as well as her long tenure on the Board. We believe the oversight provided by the Board’s independent directors, the work of the Board’s Committees and the coordination between the Interim Chief Executive Officer and the independent directors all provide effective oversight of our strategic plans and operations.

Prior to Mr. Deitchle’s retirement from the Board, in light of his prior service as our Chief Executive Officer, the Board appointed a Lead Independent Director, Mr. Bassi, to chair the Board’s executive sessions of non-employee directors. During that time, we believed that maintaining a Lead Independent Director that was separate from the Chairman was appropriate in light of Mr. Deitchle’s prior service as an officer of the Company. However, the Board concluded that, upon Mr. Deitchle’s retirement as Chairman of the Board and Ms. Ottinger’s appointment as an independent Chair in his place, there is no ongoing need for a separate Lead Independent Director.

Succession Planning

The Board is actively engaged and involved in senior level talent management. The Board reviews the Company’s succession strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior leadership level. Annually, the Chief Executive Officer (“CEO”) provides the Board with an assessment of senior executives and persons considered successors to senior executives. The Nominating and Governance Committee also recommends policies regarding succession in the event of an emergency impacting the CEO or the planned retirement of the CEO. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

Director Compensation

All directors who are elected to the Board and who are not employees of us or any of our subsidiaries receive compensation for their services. Directors who are also our employees do not receive any additional compensation for serving on the Board. Shares for equity awards to non-employee directors are issued from our Equity Incentive Plan, as amended, which was approved by our shareholders, pursuant to which we are authorized to grant share-based awards to directors. As discussed further under “Stock Ownership Guidelines” below, all non-employee directors are required to hold shares of our Common Stock with a value equal to at least $375,000. We reimburse directors for travel to board meetings and related expenses and for any costs incurred in connection with attending director continuing education programs.

The Compensation Committee periodically reviews non-employee director compensation and consults with its compensation consultant to make sure that the compensation levels are appropriate and consistent with the director compensation programs at comparable companies. The following compensation was approved on June 18, 2024:

•	annual cash retainer of $75,000, payable in quarterly installments, for each non-employee Director;

•	an annual restricted stock unit award of $125,000, in fair market value on the date of grant, which vests one year from the date of grant, for each non-employee Director;

•

an annual cash retainer of $12,500, $10,000 and $10,000, respectively, for the non-chair members of the Audit Committee, Compensation Committee and Governance and Nominating Committee, payable in quarterly installments;

•

an annual cash retainer of $25,000, $20,000 and $20,000, respectively, for the chairs of the Audit Committee, Compensation Committee, and Governance and Nominating Committee, payable in quarterly installments;

17	2025 Proxy Statement

Corporate Governance • Director Compensation

•	an additional annual cash retainer of $55,000 to any non-employee Chair of the Board, payable in quarterly installments;

•	an additional annual restricted stock unit award of $60,000 to any non-employee Chair of the Board, in fair market value on the date of grant, which vests one year from the date of grant; and

•

an initial equity award to a non-employee director upon joining the Board that is a prorated portion of the annual equity award (rather than a full $125,000 annual equity award). As a result, directors appointed during the first quarter of the calendar year are entitled to the full $125,000 annual RSU award, and directors appointed in subsequent quarters receive a pro rata portion of the annual grant based on the number of full quarters remaining in the fiscal year, including the quarter in which they were appointed (e.g., directors appointed in the fourth calendar quarter are entitled to 25% ($31,250) of the annual equity award). This initial equity award is granted as of the 15th day of the month occurring following the date of the recipient’s election to the Board.

In connection with approving the above compensation, the Compensation Committee changed the grant date for annual non-employee director awards to the fifth business day following the date of our Annual Meeting.

Delivery of equity compensation comprised of RSUs with a one-year vesting period is consistent with equity compensation practices of comparable public companies and is intended to effectively align non-employee directors’ interests with those of our shareholders. For both the initial and annual equity awards to non-employee directors, the underlying number of RSUs is determined based on the most recent closing market price of our Common Stock as of the date of grant. If a non-employee director dies or retires from the Board after at least six years of continuous service, any unvested RSUs, stock options or other awards held by the non-employee director shall become fully vested as of the date of death or retirement.

The following table sets forth information concerning the compensation of our non-employee directors during fiscal 2024:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)		Total ($)

Peter A. Bassi(4)	60,250	110,013	—		170,263

Larry D. Bouts(4)	46,750	110,013	—		156,763

Bina Chaurasia	89,250	110,013	—		199,263

James A. Dal Pozzo	95,750	110,013	—		205,763

Gerald W. Deitchle(4)	70,000	110,013	—		180,013

Noah A. Elbogen	85,500	110,013	—		195,513

Lea Anne S. Ottinger	117,750	170,046	—		287,796

C. Bradford Richmond(5)	—	—	—		—

Julius W. Robinson, Jr.	84,250	110,013	—		194,263

Janet M. Sherlock	94,500	110,013	—		204,513

Gregory A. Trojan	70,000	110,013	1,000	(6)	184,013

(1)

Gregory S. Levin is absent from this table because directors who are, or were, also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Mr. Levin, as our former Chief Executive Officer and President, is reflected in the Summary Compensation Table of this Proxy Statement.

(2)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2024. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic No. 718, Compensation-Stock Compensation.

BJ’s Restaurants, Inc.	18

Corporate Governance • Director Compensation

There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2024 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC. Each non-employee director serving on January 15, 2024, received an annual RSU award of 3,453 shares and Mr. Richmond received his initial grant of 3,137 shares on March 15, 2024.

(3)

The 2024 annual grants were made on January 15, 2024, based on the $110,000 annual RSU grant value that was in place prior to the mid-year increase to $125,000 and prior to the change in timing of annual grants. Additionally, in accordance with the compensation changes noted above, Ms. Ottinger received her non-employee Chair of the Board grant in June 2024.

(4)	Mr. Bassi, Mr. Bouts and Mr. Deitchle’s service as members of the Board and any committees ceased upon the completion of the Annual Meeting in June 2024.

(5)

Mr. Richmond joined our Board in February 2024 and was subsequently appointed as our Interim Chief Executive Officer in August 2024. During the term of his employment, which began in August 2024, he is not eligible to receive any separate compensation for his services as a member of the Board. The Board grant and cash retainer fees he received prior to his employment with the Company are included in “All Other Compensation” column of the Summary Compensation Table of this proxy.

(6)

Consists of consulting fees paid to Mr. Trojan pursuant to a Consulting Agreement, which terminated on January 31, 2024, the terms of which are described under “Certain Relationships and Related Party Transactions” in this Proxy Statement.

The aggregate number of shares subject to outstanding stock-based awards as of December 31, 2024 for each director is provided in the table below:

	Outstanding

Name(1)	Stock Awards Unvested	Option Awards Exercisable

Bina Chaurasia	3,453	—

James A. Dal Pozzo	3,453	14,061

Noah A. Elbogen	3,453	8,701

Lea Anne S. Ottinger	5,213	14,061

C. Bradford Richmond(2)	—	—

Julius W. Robinson, Jr.	3,453	—

Janet M. Sherlock	3,453	—

Gregory A. Trojan(3)	3,453	208,381

(1)

Mr. Levin is absent from this table because directors who are, or were, also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Mr. Levin, as our former Chief Executive Officer and President, is reflected in the Summary Compensation Table of this Proxy Statement.

(2)

Mr. Richmond joined our Board in February 2024. The shares he was granted as a member of the Board and the shares he was granted as the company’s Interim Chief Executive Officer are detailed in the Summary Compensation Table and Grant of Plan-Based Awards.

(3)	All of the exercisable options were granted to Mr. Trojan during his tenure as the Company’s Chief Executive Officer.

19	2025 Proxy Statement

Corporate Governance • Stock Ownership Guidelines

Stock Ownership Guidelines

We believe that our executives and non-employee directors should be required to acquire and maintain an appropriate level of equity ownership in order to align their interests with those of our shareholders. We encourage executive and director ownership of our stock by providing stock ownership opportunities through equity awards under our Equity Incentive Plan, as amended.

Director Stock Ownership Guidelines. All non-employee directors are required to hold shares of our Common Stock with a value equal to five times the annual base cash retainer payable to non-employee directors, which is currently $375,000. All non-employee directors are required to achieve these guidelines within three years of joining the Board.

Compliance with the Stock Ownership Guidelines. Compliance with the Stock Ownership Guidelines is measured on January 16 of each year. Once a director has satisfied the applicable guideline, as long as he or she continues to own the same or a greater number of shares as in effect on the original date of compliance, a subsequent decrease in the market price of our Common Stock shall not result in non-compliance. However, if there is a disposition of shares by a director following initial compliance, then compliance will be re-measured following such disposition, using the closing price of our common stock on the trading day immediately preceding the disposition date.

Shares that count towards satisfaction of the Stock Ownership Guidelines include (i) stock purchased on the open market, (ii) stock obtained through stock option exercises, (iii) with respect to any vested but unexercised stock options that are “in the money,” the number of shares having a value equal to the difference between the aggregate value of the common stock subject to the options and the aggregate exercise price of such options, (iv) vested or unvested shares of restricted stock, and (v) stock owned outright by the director or his or her spouse or immediate family members residing in the same household. Additionally, all directors are prohibited from engaging in hedging or pledging stock.

All of our directors who are subject to our director stock ownership guidelines are currently in compliance with such guidelines.

Consequences of Non-Compliance with Stock Ownership Guidelines. If the applicable director has not satisfied his or her applicable ownership guideline level by the applicable deadline, the director is required to retain an amount equal to 100% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until in compliance. For these purposes “net shares” means the shares remaining after sale or withholding of shares to pay the applicable exercise price, if any, and to satisfy any tax obligations arising from such exercise or vesting.

Commitment to Sustainability and Environmental Stewardship

We recognize that building a sustainable business is consistent with our goal of providing long-term shareholder value. Our sustainability leadership team includes our Executive Vice President and General Counsel, Senior Vice President of Risk Management, Vice President of Quality Assurance, Vice Presidents of Supply Chain, Vice President of Internal Audit and Director of SEC Reporting. In partnership with others in our operations, supply chain, construction and finance departments, the committee has created a multi-year strategic plan establishing ESG initiatives. The committee provides regular updates to the Governance and Nominating Committee of our Board of Directors, which in turn provides an update to our Board of Directors on a quarterly basis.

We are committed to reducing our impact on air, land and water resources across our restaurants, Restaurant Support Center and global supply chain. We recognize the impact greenhouse gas emissions have on climate change and the importance of water conservation and sustainability for our planet. We have made it a priority to work with our team members and vendor partners to reduce our carbon footprint and environmental impact.

We have retained a third-party consultant to assist us in measuring our emissions and developing additional programs to reduce our overall carbon footprint. Our Human Rights and Labor Rights Policy, Environmental

BJ’s Restaurants, Inc.	20

Corporate Governance • Commitment to Sustainability and Environmental Stewardship

Stewardship Policy, Food and Personal Safety and Quality Policy, Animal Welfare Policy, and Vendor Partner Compliance Program confirm our focus on taking care of our people, communities, stakeholders and planet. Additional information on our Environmental Stewardship efforts is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Human Capital Management and Social Responsibility

BJ’s Human Capital Management and Total Rewards philosophy is focused on attracting, motivating and rewarding high performance and high potential talent for achieving business results and moving the needle on our key initiatives. We equip our team members with systems, resources and training that promote our values around connection, respect, advancement, fun and trust while instilling a culture of being highly disciplined, high performance, and of service. Among many other programs, we provide the following to our talented team members:

•	Managerial leadership training including coursework on creating a respectful, non-discriminatory and non-harassing workplace, identifying and eliminating bias, and promoting fair and equitable hiring

•	Continuous focus on food and personal safety with monthly safety focus areas

•	Benefit offerings for full-time and part-time team members

•	Internal audits of human resources and safety practices

•	Leadership programs for career advancement

Inclusion. We strive to be an inclusive company that reflects the diversity of our communities and provides opportunity and access to all of our team members to grow, develop and advance within our company. Our team member composition as of December 31, 2024, was as follows:

Our Team (as of December 31, 2024, unless otherwise indicated)

(1)	Represents team members who self-identified a race or ethnicity other than white, or for which a determination by Human Resources was otherwise possible.

21	2025 Proxy Statement

Corporate Governance • Human Capital Management and Social Responsibility

Our Women’s Career Advancement Network (WeCAN) focuses on the development, mentoring and advancement of women within our organization through, among other things:

•

Hosting meetings open to all team members focused on developing leadership competencies, including awareness and insight, communication and listening, building trust, building high performing teams, coaching and mentoring, influence and diplomacy, and strategic thinking, among others. Participants are encouraged to find and be mentors, advocates and sponsors

•	Supporting philanthropic organizations, via volunteerism and donations, that are focused on inspiring women and girls to expand their potential and advance their education and careers

•	Hosting an intranet page that provides leadership content and opportunities for connection

•	Participating in the Women’s Foodservice Forum Annual Leadership Conference

Our Inclusion, Diversity and Equity Alliance (IDEA) focuses on celebrating and fostering inclusion and belonging among our team members and guests and ensuring that advancement opportunities are transparent and equitable.

•

IDEA hosts Listening Circles to give our team members the opportunity to share their personal stories and provide feedback on how we can improve our team member experience for all team members, recognizing that we all grow in understanding and empathy when we listen to voices and stories that are different than our own.

•	IDEA hosts an intranet page and a Resource Center for team members, which support education and awareness.

•	Our onboarding materials inform newly promoted team members about WeCAN and IDEA and the opportunities to become involved in the organizations.

•

In support of our commitment to creating a just and equitable company and world, our BJ’s Restaurants Foundation makes annual contributions to organizations like Equal Justice Initiative, Special Olympics, Habitat for Humanity and many others.

Wellness Initiatives. We are focused on providing health and financial wellbeing offerings that attract, retain, and engage our team members. Our Enlightened Living Wellbeing Program includes educational resources that inspire participation in preventive care and wellbeing activities. Along with a variety of traditional benefit offerings, 401k and deferred compensation programs, and paid time off, we also provide a variety of complimentary benefits and resources to support our team members’ physical and mental health, including Health Advocate and Life Assistance Programs to our team members to facilitate counseling services, advocacy and billing support, and referrals. Our Extra Toppings Discount Program provides discounted fitness memberships and other discount programs. We have an on-site fitness center and game room at our Restaurant Support Center.

Philanthropy. Our BJ’s Restaurants Foundation, a 501(c)(3) qualified non-profit charitable organization, was established in 2006, and is principally dedicated to supporting charities benefiting healthcare and education, with a primary focus on the Cystic Fibrosis Foundation (“CFF”), No Kid Hungry, and the Alzheimer’s Association. Two of our current executive officers currently serve on the Foundation’s seven-person Board of Directors.

We also focus on supporting our local communities by providing volunteer hours, food and other resources for many worthwhile charitable causes and events through a program called Team Action to Support Communities (“TASC Force”). The TASC Force program recognizes and supports the volunteer efforts of our restaurant team members across the country, as they donate their own free time to benefit charitable causes and community events that are important to them, while helping give back to the communities in which our restaurants do business. We also partner with local elementary schools through our Awesome Achievement program to help teachers recognize and reward student successes and positive behavior.

BJ’s Restaurants, Inc.	22

Corporate Governance • Human Capital Management and Social Responsibility

In addition, our Give A Slice charitable organization provides support to our team members and their families in their times of need. Give A Slice helps hundreds of our team members each year with financial support for hardships including funeral expenses for lost team members or their loved ones and grants to help in times of financial distress after a fire, natural disaster, theft or illness.

Vendor Partnership Management. We are committed to conducting our business in an ethical, legal and socially responsible manner that aligns with our organizational values. To ensure our suppliers and subcontractors do the same, we maintain a Vendor Partner Code of Conduct which sets forth our expectations and minimum standards for all suppliers and subcontractors, including requirements relating to the humane treatment of animals. We require suppliers to conduct internal and third-party audits and inspections to verify compliance with the Vendor Partner Code of Integrity, Ethics and Conduct, which can be found under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Animal Welfare. The well-being of animals throughout our supply chain is paramount to us. In 2024, we established an Animal Health and Welfare Council comprised of various experts with diverse animal care backgrounds and expertise. This council will be instrumental in elevating our standards of care for animals and strengthening our commitment to enhance animal health and welfare throughout our supply chain using science-based evidence. Additional information on our Animal Welfare efforts is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

23	2025 Proxy Statement

Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

As more fully described in its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices, risk management, information security and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditor. The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC). In addition, Mr. Dal Pozzo and Mr. Elbogen have each been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

The Audit Committee appointed and the shareholders ratified KPMG LLP (“KPMG”) as our independent auditor for fiscal 2024. Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. KPMG, as our independent auditor, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, as well as internal controls. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal 2024 with management and KPMG. Management and KPMG have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed with KPMG their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2024;

•

discussed with KPMG the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

•

received from KPMG written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with KPMG the independent auditors’ independence; and

•	discussed with KPMG the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC. The Committee and the Board also have appointed KPMG as our independent auditor for fiscal year 2025.

The Audit Committee

James A. Dal Pozzo, Chairman    Noah A. Elbogen    Julius W. Robinson, Jr.    Janet M. Sherlock

BJ’s Restaurants, Inc.	24

Proposal 2: Advisory Resolution on Compensation of Named Executive Officers

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 2 ON PROXY CARD)

In accordance with SEC rules, the Board asks shareholders for approval of the compensation of our Named Executive Officers on an advisory and non-binding basis. We include an advisory shareholder vote on the compensation of our Named Executive Officers in our proxy materials every year. Accordingly, we are asking our shareholders to provide an advisory, non-binding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Executive Compensation” section of this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link their pay to performance, and align executive compensation with our long-term performance and shareholder value.

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in further detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Additionally, the Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our long-term success. In summary, our compensation strategy is designed to reward our executives when we achieve strong financial and operational results and, likewise, to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our Named Executive Officers for fiscal 2024 is reflective of and consistent with that intent.

This “say on pay” proposal gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers through the following resolution:

RESOLVED, that the shareholders of BJ’s Restaurants, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2024 Annual Meeting of Shareholders.

This “say on pay” vote is advisory and, therefore, not binding on us, the Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

25	2025 Proxy Statement

Proposal 2: Vote Required

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

BJ’s Restaurants, Inc.	26

Proposal 3: Ratification of Appointment of Independent Auditor • Fees Billed by Auditors

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(PROPOSAL NO. 3 ON PROXY CARD)

The Audit Committee appointed KPMG LLP as our independent auditor for the fiscal year ending December 30, 2025 (fiscal 2025), and the Board is recommending that shareholders ratify the appointment at the Annual Meeting. KPMG LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries or any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither BJ’s Restaurants, Inc. nor any of our officers or directors has or has had any interest in KPMG LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of KPMG LLP to the shareholders for ratification. In the event this appointment of KPMG LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of KPMG LLP for future periods.

We expect that representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of KPMG LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Auditors

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2024, and January 2, 2024 by our independent auditors:

	Fiscal Year 2024	Fiscal Year 2023

Audit Fees(1)	$984,000	$853,000

Tax Fees	—	—

All Other Fees	—	—

Total Fees	$984,000	$853,000

(1)

These amounts represent fees for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the services rendered by KPMG during fiscal 2024 and 2023 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no waivers of approval requirements or guidelines during the same periods.

27	2025 Proxy Statement

Proposal 3: Ratification of Appointment of Independent Auditor • Pre-Approval Policies and Procedures

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025 requires the affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented, and entitled to vote at the Annual Meeting.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2025.

BJ’s Restaurants, Inc.	28

Proposal 4: Shareholder Proposal Requesting Food Waste Report

SHAREHOLDER PROPOSAL REQUESTING FOOD WASTE REPORT

(PROPOSAL NO. 4 ON PROXY CARD)

The Accountability Board has notified us that it intends to submit the following shareholder proposal at our Annual Meeting. As explained below, the Board recommends that you vote “AGAINST” this proposal. We will promptly provide the proponent’s address, and, to our knowledge, its share ownership, upon a shareholder’s written request to the Corporate Secretary at BJ’s Restaurants, Inc., 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary.

The proponent is responsible, and neither we nor our Board accept any responsibility, for the content of the following proposal:

Beginning of Shareholder Proposal and Supporting Statement

RESOLVED: Shareholders ask BJ’s to publish a food waste transparency report that discloses the types and quantities of food in its global waste streams (including related disposal methods) and includes measurable, timebound food waste reduction targets.

DEAR FELLOW SHAREHOLDERS:

Reducing food waste positively impacts significant policy issues while also improving financial performance.

BlackRock says the “need for solutions that...lower food waste and provide alternatives to scarce resources has never been greater.” SASB Standards includes food waste in its disclosure topics for restaurants. Institutional Shareholder services (ISS) calls it “a growing area of concern globally” that’s “starting to be addressed by regulators.” And Glass Lewis says it has “significant economic and environmental and social ramifications.”

Indeed, the production of wasted food causes significant greenhouse gas emissions and consumes vast amounts of freshwater, fertilizer, cropland, and other resources.

Further, Forbes has reported that food waste costs taxpayers billions of dollars. And reducing food waste can save significant amounts of money. For example, “for every $1 restaurants invested to cut down on food waste, they saved on average $7 in operating costs over a three-year period,” found a study by Champions 12.3, whose leadership includes Nestle’s and Rabobank’s CEOs, and the U.N. Food & Agriculture Organization’s Chief Economist. That’s a 600% return on investment.

For context, food waste does seem to be a problem for BJ’s.

In fact, its 2011 10-K referenced a new food prep system it said would result in “eliminating excessive food waste,” signifying that excessive food waste was a concern.

However, although BJ’s doesn’t disclose or quantify how it defines “excessive” food waste, what’s clear is that food waste hasn’t been eliminated. For example, BJ’s (very brief) 2023 “Environmental Stewardship” report described donating approximately 63,000 pounds of food waste that year1. But that figure doesn’t clearly account for all types and quantities of BJ’s food waste, nor does it indicate what proportion of BJ’s overall food waste the donations comprised. Plus, although the Environmental Stewardship report says BJ’s donation program is being used the company’s 59 California restaurants, it provides no indication about BJ’s 150+ other locations.

29	2025 Proxy Statement

Proposal 4: Shareholder Proposal Requesting Food Waste Report

Further, BJ’s failure to disclose comprehensive food waste measurements is despite its 2009–2017 10-Ks stating that it measures productivity using “qualitative and quantitative statistical indicators” including “actual versus theoretical food waste.”

Moreover, nowhere does BJ’s disclose measurable food waste reduction targets either.

By contrast, for example, Starbucks measured and disclosed the types/quantities of food in its waste streams (including disposal methods) in 20202 and now has a goal to halve food waste by 2030; Red Robin has (for years) disclosed measurable percentages of its food waste; and Yum! also has a goal to halve its food waste by 2030.

Looking ahead, we believe disclosing measurable food waste quantities and goals would advance BJ’s management and oversight of this highly significant issue. Thank you.

1 www.bit.ly/BJsEnvironmentalStewardshipReport

1 www.bit.ly/S

End of Shareholder Proposal Statement of Support

Our Board’s Statement in Opposition to Shareholder Proposal

The Board recommends a vote AGAINST this proposal. The Board has carefully considered this proposal and has determined that it is not in the best interests of BJ’s Restaurants, Inc. or our shareholders.

BJ’s Remains Committed to Food Waste Measurement, Reduction, and Redistribution

At BJ’s, we have implemented and disclose on our website a comprehensive and strategic approach to minimizing food waste, reflecting our commitment to operational excellence, environmental responsibility, and financial stewardship. Our food waste reduction strategy integrates practices across forecasting, inventory management, production efficiency, and local donation programs to position us as a steward of sustainable restaurant operations.

We currently estimate food waste at 1.74% of food costs (which includes naturally-occurring shrinkage from cooking) and actively work to reduce this number through enhanced data tracking, process improvements, and training. While this may reflect a highly efficient operation, we remain committed to driving it even lower through continuous improvement and operational discipline.

1. Forecasting, Inventory Management and Production Controls

By leveraging forecasting tools, food variance exception reporting, and inventory management practices, we aim to accurately predict guest counts and daily food requirements. This careful planning minimizes over-ordering and excess inventory, supporting our goal of eliminating food waste at the source.

We have developed and refined a sophisticated inventory management system designed to reduce waste at the source:

•	We use First In, First Out (FIFO) practices, where all perishable ingredients are rotated using FIFO principles to minimize spoilage and ensure the highest product quality.

•	We leverage sales data and historical usage patterns to inform precise ordering and par levels, reducing the likelihood of over-purchasing and waste.

•	Our restaurant teams are trained to execute consistent portioning, ensuring alignment with recipe specifications while minimizing trim waste and over-production.

•	We monitor inventory usage and waste metrics, enabling proactive adjustments and reducing unnecessary product loss.

BJ’s Restaurants, Inc.	30

Proposal 4: Shareholder Proposal Requesting Food Waste Report

•	We are evaluating technological solutions for tracking waste at select restaurants, ensuring we collect accurate and actionable data before expanding this company-wide.

2. Oil Recycling and Waste Reduction

In addition to food waste reduction, we have established a closed-loop system for managing cooking oil to enhance sustainability and reduce waste:

•	Used cooking oil is collected and recycled, converting waste oil into biodiesel fuel.

•	We monitor oil usage and quality to optimize turnover rates, ensuring that oil is replaced at the ideal point to minimize waste without compromising product quality.

•	Regular maintenance of fryers and oil filtration systems helps extend oil life and reduce the volume of oil waste generated.

3. Food Donation and Redistribution

Despite our best efforts, operational realities occasionally result in surplus food, such as unclaimed takeout orders or rare instances of over-preparation. We have built structured and scalable food donation programs to minimize waste and support local communities:

•

100% of our California and New York locations are partnered with a national food donation program, and we are growing our food donation responsibly, ensuring compliance, operational feasibility and food safety, with a goal to expand these efforts company-wide by year-end.

•

Unused prepared meals are given to team members or are donated through established partnerships with food banks and charitable organizations, ensuring that excess food benefits those in need rather than going to waste.

•	We continue to evaluate logistics, storage, and transportation solutions to responsibly scale our donation efforts without unintended operational risks.

•	When we eliminate a menu ingredient that is in inventory with our distributor, our distributor also re-directs and donates any excess item to those in need, as we did in 2023.

4. Operational Focus and Cultural Reinforcement

Food waste reduction is embedded in our operational culture and regularly reinforced at all levels of the organization:

•	Food waste and loss are discussed regularly during operational meetings to keep the issue top of mind and identify continuous improvement opportunities.

•	Team members receive ongoing training in inventory management, portion control, and waste reduction strategies, ensuring alignment across all locations.

•	We track and internally report on Food Theoretical vs. Actual variance as a key operational metric, using this data to adjust processes and drive accountability.

Our estimated food waste of 1.74% of food costs reflects a strong operational standard, but we remain focused on improvement. We continue to analyze waste patterns, enhance team training, and optimize inventory and production processes to drive this number even lower. We are evaluating technological solutions for tracking waste at select restaurants, ensuring we collect accurate and actionable data before expanding this company-wide. We are investing in measured, effective solutions rather than prematurely extrapolating limited data into a public disclosure that could be inaccurate or misleading.

31	2025 Proxy Statement

Proposal 4: Shareholder Proposal Requesting Food Waste Report

BJ’s remains committed to updating its Sustainability disclosures annually, which are posted on the www.bjsrestaurants.com website in the Governance Documents section.

We believe that our current programs and disclosures demonstrate a reasonable and responsible sustainability approach to and ongoing focus on food waste management. We are aligned with our shareholders in prioritizing sustainability, minimizing waste, and engaging stakeholders responsibly. However, we believe the best way to achieve these goals is through a strategic, targeted approach rather than imposed time-bound goals that may not align with operational realities or long-term effectiveness. We urge our shareholders to support our existing, effective initiatives rather than a proposal that may not serve the best long-term interests of the company, our team members, our communities, our shareholders or our guests.

For these reasons, the Board of Directors therefore recommends a vote AGAINST this proposal.

Vote Required for Approval

Approval of Proposal No. 4 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

BJ’s Restaurants, Inc.	32

Stock Ownership of Certain Beneficial Owners and Management

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date for: (a) each of our directors, (b) each Named Executive Officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group, and (d) each person known by us to be the beneficial owner of 5% or more of the issued and outstanding shares of our Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned(1)

Name and Address(2)	Number of Shares(3)		Percentage of Class(3)

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	3,494,382	(4)	15.7%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19335	2,574,432	(5)	11.5%

Fund 1 Investments, LLC 100 Carr 115, Unit 1900 Rincon, Puerto Rico 00677	2,228,396	(6)	10.0%

Patrick Walsh PW Partners Capital Management, LLC 4300 S US-1 Jupiter, FL 33477	1,268,704	(7)	5.7%

BJ’s Act III, LLC 777 Brickell Avenue, #500-99405 Miami, FL 33131	1,251,949	(8)	5.6%

Dimension Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	1,163,285	(9)	5.2%

Bina Chaurasia	13,254	(10)	*

James A. Dal Pozzo	33,766	(11)	*

Noah A. Elbogen	80,146	(12)	*

Lea Anne S. Ottinger	42,611	(13)	*

C. Bradford Richmond	20,275	(14)	*

Julius W. Robinson, Jr.	10,093	(15)	*

Janet M. Sherlock	18,454	(16)	*

Gregory A. Trojan	345,736	(17)	1.5%

Thomas A. Houdek	25,570	(18)	*

Gregory S. Levin	110,622	(19)	*

Gregory S. Lynds	79,958	(20)	*

Putnam K. Shin	4,611	(21)	*

Lyle D. Tick	—	(22)	*

All current directors and executive officers as a group (19 persons)	974,836	(23)	4.3%

33	2025 Proxy Statement

Stock Ownership of Certain Beneficial Owners and Management

*	Less than 1%

(1)

The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)

Percent of class is based on the number of shares issued and outstanding (22,316,165) on the Record Date (April 14, 2025). In addition, shares of Common Stock which a person had the right to acquire within 60 days of the Record Date are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. This does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the Record Date.

(4)

Based solely on Amendment No. 2 to Schedule 13G filed by Blackrock, Inc. on November 8, 2024, as of such date, it is our belief that BlackRock, Inc. held the number of shares indicated as of September 30, 2024.

(5)

Based solely on Amendment No. 13 to Schedule 13G filed by The Vanguard Group on February 13, 2024, as of such date, it is our belief that The Vanguard Group held the number of shares indicated as of December 29, 2023.

(6)

Based solely on Amendment No. 8 to Schedule 13D filed by Fund 1 Investments, LLC on March 14, 2025, as of such date, it is our belief that Fund 1 Investments, LLC held the number of shares indicated as of March 12, 2025.

(7)

Based on Amendment No. 1 to Schedule 13D filed on March 28, 2024, it is our belief that Mr. Walsh beneficially owned 101,495 shares (including 65,664 shares underlying call options), with respect to which PW Partners Capital Management LLC (“PW Capital Management”) is not a beneficial owner. Each of Mr. Walsh and PW Capital Management may be deemed to beneficially own 1,167,209 shares owned directly by PW Partners Atlas Fund IV, LP (“Atlas Fund IV”), PW Partners Atlas Fund I, LP (“Atlas Fund I”), and PW Partners, LLC by virtue of (i) PW Capital Management being the investment manager of each of Atlas Fund IV, Atlas Fund I and PW Partners, LLC, and (ii) Mr. Walsh being the Managing Member and Chief Executive Officer of each of PW Partners Atlas Funds, LLC (the general partner of each of Atlas Fund IV and Atlas Fund I) and PW Partners, LLC, and the Managing Member of PW Capital Management.

(8)

Based on Amendment No. 3 to Schedule 13D filed by BJ’s Act III, LLC on January 2, 2025 and certain adjustments made pursuant to the terms of a warrant held by BJ’s Act III, LLC to purchase shares of the Company in connection with the Company’s “at the market offering” completed on January 22, 2021, it is our belief that BJ’s Act III, LLC held the number of shares indicated, which number includes shares issuable upon exercise of the warrant, as adjusted, to purchase 876,949 shares of the Company at an exercise price of $26.94 per share (which warrant expires on May 4, 2027). The number of shares indicated excludes 150,280 shares of the Company owned by SC Trust 2018, LLC, an affiliate of BJ’s Act III, LLC, with respect to which shares BJ’s Act III, LLC disclaims beneficial ownership.

(9)

Based solely on Schedule 13G filed by Dimension Fund Advisors LP on October 31, 2024, as of such date, it is our belief that Dimension Fund Advisors LP held the number of shares indicated as of September 30, 2024.

(10)	Consists of 13,254 shares of Common Stock of which Ms. Chaurasia is the beneficial owner.

(11)	Consists of 22,174 shares of Common Stock of which Mr. Dal Pozzo is the beneficial owner and 11,592 shares of Common Stock purchasable upon exercise of options.

BJ’s Restaurants, Inc.	34

Stock Ownership of Certain Beneficial Owners and Management

(12)

Consists of 71,445 shares of Common Stock of which Mr. Elbogen is the beneficial owner and 8,701 shares of Common Stock purchasable upon exercise of options. Mr. Elbogen disclaims any beneficial ownership of shares held by BJ’s Act III, LLC, where he is a partner.

(13)	Consists of 31,019 shares of Common Stock of which Ms. Ottinger is the beneficial owner and 11,592 shares of Common Stock purchasable upon exercise of options.

(14)	Consists of 20,275 shares of Common Stock of which Mr. Richmond is the beneficial owner.

(15)	Consists of 10,093 shares of Common Stock of which Mr. Robinson is the beneficial owner.

(16)	Consists of 18,454 shares of Common Stock of which Dr. Sherlock is the beneficial owner.

(17)	Consists of 152,339 shares of Common Stock of which Mr. Trojan is the beneficial owner and 193,397 shares of Common Stock purchasable upon exercise of options.

(18)	Consists of 13,185 shares of Common Stock of which Mr. Houdek is the beneficial owner and options exercisable for up to 12,385 shares of Common Stock.

(19)

Mr. Levin ceased being an executive officer and director of the Company effective August 28, 2024. Ownership information is given as of that date and consists of 110,622 shares of Common Stock of which Mr. Levin is the beneficial owner.

(20)	Consists of 38,701 shares of Common Stock of which Mr. Lynds is the beneficial owner and options exercisable for up to 41,257 shares of Common Stock.

(21)

Mr. Shin ceased being an executive officer of the Company effective January 17, 2025. Ownership information is given as of that date and consists of 4,611 shares of Common Stock of which Mr. Shin is the beneficial owner.

(22)	Mr. Tick joined the Company on September 9, 2024, and is not the beneficial owner of Common Stock.

(23)	Includes 405,983 shares of Common Stock issuable upon exercise of options.

35	2025 Proxy Statement

Compensation Discussion and Analysis • Financial and Operating Overview

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide key information and details about our executive compensation programs and objectives. In this discussion, we focus on the executive compensation programs for our Chief Executive Officer and the other executive officers included in the Summary Compensation Table of this Proxy Statement (referred to as our “Named Executive Officers”). Our Named Executive Officers for fiscal 2024 were:

Name	Position

C. Bradford Richmond(1)	Interim Chief Executive Officer
Lyle D. Tick(2)	President and Chief Concept Officer
Thomas A. Houdek	Senior Vice President and Chief Financial Officer
Gregory S. Lynds	Executive Vice President and Chief Development Officer
Gregory S. Levin(3)	Former Chief Executive Officer and President
Putnam K. Shin(4)	Former Executive Vice President and Chief Growth and Innovation Officer

(1)	Mr. Richmond was appointed in August 2024.

(2)	Mr. Tick joined the Company in September 2024.

(3)	Mr. Levin separated from the Company in August 2024.

(4)	Mr. Shin separated from the Company in January 2025.

Financial and Operating Overview

Despite the continued macroeconomic challenges facing our business and the restaurant industry, we achieved record sales, significant comparable sales increases and other notable accomplishments.

2024 financial highlights compared to fiscal 2023 include:

•	Total revenues increased 1.8% to $1.4 billion

•	Comparable restaurant sales increased 1.2%

•	Diluted net income per share of $0.70 compared to $0.82

•	Adjusted EBITDA(1) of $117.1 million

•	Adjusted diluted net income per share increased 36.5% to $1.47

(1)	See page 45 of this proxy statement for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP metrics.

Overview of Compensation for Fiscal 2024

The Compensation Committee and the full Board met numerous times to ensure that our compensation programs were structured specifically to incentivize continued strategic focus on driving sales and traffic and enhancing profitability. In consultation with our compensation consultant, the following determinations were made with respect to 2024 compensation:

•

We granted merit-based raises to our Named Executive Officers (who were employed on January 2, 2024) averaging 4.2%, effective the first day of fiscal 2024. These raises included an increase to the base salary of our Chief Executive Officer in accordance with his employment agreement. In making the determinations, the Compensation Committee, with the input of our compensation consultant, evaluated our peer group as well as retail and restaurant industry data, and considered the importance of retention.

BJ’s Restaurants, Inc.	36

Compensation Discussion and Analysis • Overview of Compensation for Fiscal 2024

We believe that the increases in base salaries were appropriate in light of comparable base salaries in the industry and were consistent with our desire to provide compensation in line with our competitors and retain key leadership talent, while still emphasizing other elements of compensation that are directly related to our performance and changes in shareholder value.

•

For our 2024 Annual Incentive Plan (“AIP”), which is our annual incentive bonus plan, we retained the same targeted short-term bonus opportunity percentages of base salary for all levels as 2023. The 2024 AIP performance criteria included financial goals tied to average weekly restaurant sales (30% weighting), and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) (70% weighting). Unlike prior years, the 2024 AIP metrics did not include key initiatives.

•	Based upon performance against plan metrics, the Committee approved a payout at 73% of target on our 2024 AIP to our Named Executive Officers. See “Annual Cash Incentive” under “Pay Mix” for details.

•

In January 2024, as in previous years, we granted long-term equity awards in the form of restricted stock units (“RSUs”), performance stock units (“PSUs”), and stock options in the same ratio (one-third each) and with the same vesting schedules as in prior years. The RSUs and options vest annually over a three-year period. For the 2024 PSU grants, the Compensation Committee elected to move away from the relative comparable restaurant sales metric and elected instead to use a new metric based on relative total shareholder return (“TSR”) compared to our proxy peer group with a three-year cliff vest at the end of the performance period. If our actual TSR is negative, payout will not exceed 100%. The PSUs are eligible to vest based on the following TSR goals:

2024 PSU Grant – Targeted Total Shareholder Return Relative to Peer Group Ranking

Performance Level	Relative TSR Percentile Ranking	Payout Percentage

Maximum	75th Percentile and Above	150%

Target	50th Percentile	100%

Threshold	25th Percentile	50%

	Below 25th Percentile	0%

•

The PSUs granted in 2022, which vested on a three-year cliff basis, were approved by the Compensation Committee for final vesting of 142% based on the achievement of the performance metric. This determination was based on the Company’s average annual comparable sales performance over the three-year period, measured relative to the Black Box casual dining index. Vesting percentages were calculated for each year and then averaged across the three years. See “2022 PSU Grant Outcome” for more details.

2025 Compensation Program Changes

With respect to fiscal 2025, the Compensation Committee made the following changes to our executive compensation program:

•

For our 2025 AIP, the performance criteria are again tied to average weekly restaurant sales (30% weighting) and Adjusted EBITDA (70% weighting), with the ability to differentiate among executive participants based on their individual performance and impact, with the multiplier ranging from 0.85 to 1.15 of the bonus opportunity. We instituted the multiplier range to continue to align our pay with performance and recognize and incentivize executives based on their scope of responsibility and their individual impact to the business.

•

We altered the weighting of each type of equity grant. In January 2025, we granted long-term equity awards in the form of PSUs (60% weighting), RSUs (20% weighting), and stock options (20% weighting) with the same vesting schedules as in prior years. The design of the 2025 PSU grants is the same as the 2024 PSU grants and based on relative TSR.

37	2025 Proxy Statement

Compensation Discussion and Analysis • Compensation Philosophy and Program

Compensation Philosophy and Program

The Compensation Committee believes that executive compensation should be closely aligned with our strategy and performance on both a short- and long-term basis to drive a pay-for-performance culture and ensure that the interests of executive officers continue to be properly aligned with long-term shareholder interests and shareholder returns. In addition, a compensation program should be designed to assist us in attracting and retaining qualified management personnel who are critical to our long-term success in today’s highly competitive market.

To that end, the Compensation Committee’s philosophy is that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based annual cash incentive pay, which is dependent on our annual financial performance and the executives’ individual performance and impact; and

•

long-term incentive compensation in the form of stock options, RSUs, PSUs, or other equity-based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and long-term value creation.

The Compensation Committee considers a variety of factors when making compensation decisions and establishing the total compensation that it targets and pays for executive officers each year. Among these factors are:

•	overall corporate performance;

•	individual performance and contribution of the executive to the overall corporate performance, primarily based on the input of the Chief Executive Officer;

•	equity based compensation awarded in prior years;

•	appropriate blend of short-term and long-term compensation and of cash and equity compensation;

•

competitive factors in the market, including total compensation paid to our executive officers compared to amounts paid to executives in similar positions at similarly-sized companies and relative to peers, both for the prior year and over a multi-year period;

•	broad trends in executive compensation within the restaurant industry;

•	recommendations of the independent compensation consultant retained by the Compensation Committee; and

•	the recommendations of our Chief Executive Officer (for Named Executive Officers and executives other than himself).

BJ’s Restaurants, Inc.	38

Compensation Discussion and Analysis • Alignment with Shareholder Interests

Alignment with Shareholder Interests

Our executive compensation program is aligned with shareholder interests, as described in the summary below:

What We Do	What We Don’t Do

Pay For Performance: Ensure a significant portion of each Named Executive Officer’s targeted total direct compensation is in the form of “at-risk” performance-based compensation	No Significant Perquisites: We do not provide significant perquisites to our executives

Equity Compensation: Provide equity compensation in alignment with long-term performance, including use of PSUs with vesting requirements based on time and objective long-term performance, and options to continue to weight incentives toward achieving shareholder value creation

No Single Trigger Benefits: We do not maintain any single-trigger change-in-control equity acceleration provisions, except with respect to equity awards which are not retained or replaced with substitute awards following a change in control

Retention Value Creation: Target total direct compensation within a reasonable range of the 50th percentile among companies with which we compete for executive talent	No Tax Gross-Ups: We do not provide excise tax gross ups

Long-term Value Creation: Align executive compensation and wealth creation with long-term shareholder value	No Hedging and Pledging Permitted: We do not permit directors, executive officers and certain employees who have access to material, nonpublic information to engage in hedging or pledging BJ’s stock

Clawback Policy: Maintain a clawback policy with respect to performance-based cash bonuses and our equity incentives	No Automatic Retirement Payments: We do not provide automatic acceleration of employee equity awards upon retirement

Say on Pay: Conduct annual say on pay advisory votes	No Self-Approval of Compensation: We do not allow our executives to participate in the determination of their own compensation

Stock Ownership Guidelines: Require our Named Executives Officers to satisfy ownership guidelines	No Discounted Option Grants: We do not grant options below fair market value

Independent Compensation Consultant: Consult with independent compensation consultant in order to assess our compensation policies relative to comparable public companies and design our pay program to support our Company’s purpose, strategic imperatives and executive talent-management objective

No Repricing of Options: We do not permit repricing of stock options without shareholder approval, including exchanging options for a new award or for cash

Compensation Practices and Risk

The Compensation Committee carefully reviews our executive-level compensation policies and practices to ensure they do not encourage or reward our team members for taking inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on us. We believe the following principles and practices of our executive compensation programs support our overall compensation philosophy and work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value as follows:

•

The annual cash incentive bonus is exclusively based on key financial business results in 2024 and 2025, rather than individual performance criteria; however, 2025 does also include an individual performance and impact multiplier that will be applied to the bonus opportunity;

39	2025 Proxy Statement

Compensation Discussion and Analysis • Compensation Practices and Risk

•	The ultimate economic value provided by our long-term incentive plan is based primarily on the sustained, long-term performance of our stock;

•	Our cash and long-term equity incentive programs are capped, which limits any disproportionate increases in payouts in order to minimize excessive short-term risk-taking by our executive officers;

•

Recommendations for changes to our executive compensation programs are made only after a collaborative process involving our finance, tax, legal and people teams and advisors, including our independent compensation consultant, in order to ensure diversity of thought and overall consensus;

•

In order to assure continued alignment of management incentives and risk with shareholders, we maintain stock ownership guidelines and our insider trading policies prohibit hedging transactions in our stock and, with limited exceptions, restrict pledging of shares; and

•	Our clawback policies disincentivize risk taking by assuring that the Company may recoup performance-based compensation in the event of restatements of financial statements.

Role of the Compensation Committee

The Compensation Committee has the responsibility for establishing and continually monitoring adherence to our compensation philosophy and aligning management’s interests with the achievements of performance objectives and the interests of our shareholders. The goal of the Compensation Committee is to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive, and properly structured to attract and retain talent and align management’s interests with those of our shareholders. The Compensation Committee reviews the performance of our Named Executive Officers and other members of the Executive and Senior Leadership Teams and reports to the Board of Directors. In such capacity, the Compensation Committee oversees our executive compensation and benefit plans, reviews our general compensation and retirement programs and policies, and monitors the performance and compensation of executive and senior officers. The Compensation Committee also makes recommendations regarding annual cash incentives under our AIP and equity awards to executive officers and other team members pursuant to our equity incentive plans and determines achievement of pre-established metrics under our AIP and under our equity incentive plans for PSUs.

The Compensation Committee’s Charter establishes the various responsibilities of the Compensation Committee including those described above. The Compensation Committee periodically reviews and revises the charter. In addition, the Compensation Committee has the authority to hire, retain and terminate its independent compensation consultant, to obtain advice and assistance from internal and external legal, accounting and other advisors, and to review study findings independent of management. The Chair of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee quarterly meeting.

The Compensation Committee and the Board of Directors review information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity, perquisites and other personal benefits and the effect of retirement and change in control on stock option vesting. A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each Named Executive Officer are presented to and reviewed by the Compensation Committee.

Role of Executive Officers in Compensation Decisions

The Compensation Committee and the Chief Executive Officer annually review the performance of all Named Executive Officers, other than the Chief Executive Officer, including individual performance objectives for each executive officer as well as the Chief Executive Officer’s evaluation of the overall leadership and effectiveness of each executive officer. All recommendations and conclusions made by the Chief Executive Officer based on his annual reviews, including proposed base salary adjustments, annual cash incentive awards and opportunities under our AIP and annual equity awards, are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or awards.

BJ’s Restaurants, Inc.	40

Compensation Discussion and Analysis • Role of Executive Officers in Compensation Decisions

The Compensation Committee also independently reviews, on an annual basis, the performance and compensation of the Chief Executive Officer in executive session without his involvement or input.

Compensation Consultant

Frederic W. Cook & Co., Inc. (“FW Cook”) serves as our independent compensation consultant. FW Cook’s responsibilities include, but are not limited to, providing compensation market data, advising on trends and developments in executive compensation, periodically reviewing the design of the executive compensation program, providing independent analysis of CEO compensation, and providing advice to the Compensation Committee and its Chair, as requested. The Compensation Committee has directly engaged and has the sole authority to hire and terminate the independent compensation consultant. The Company does not engage FW Cook for any other unrelated consulting or services.

All fees paid to FW Cook during fiscal 2024 were in connection with their work on executive and non-employee director compensation matters on behalf of the Compensation Committee. The Compensation Committee has determined that the services of FW Cook do not give rise to any conflict of interest and considers the firm to have sufficient independence from us and our executive officers to allow its consultant to offer objective advice.

Consideration of Say on Pay Advisory Vote

We provide our shareholders with the opportunity to cast an annual non-binding advisory vote on executive compensation (commonly referred to as “say on pay”). At our Annual Meeting of Shareholders held in June 2024, 96% of the votes cast on the say on pay proposal at that meeting were in favor of the proposal. The Compensation Committee believes this advisory vote affirmed shareholder support of its approach to executive compensation and, therefore, did not fundamentally change its approach in fiscal 2024 or in establishing executive compensation for 2025. However, even with this high level of support, the Compensation Committee continues to consider and, where appropriate, implement additional changes in our executive compensation plans in an effort to further enhance the effectiveness of such plans and the competitiveness of our pay relative to our peers, and to continue to align compensation with the interests of our shareholders. The Compensation Committee will continue to consider the outcome of our annual shareholder non-binding advisory say on pay votes when making future compensation decisions for Named Executive Officers.

Determining Executive Compensation

We have structured our incentive-based annual cash and long-term non-cash executive compensation programs to motivate our executives to achieve our business goals and reward them for achieving these goals. The Compensation Committee reviews relevant market data when making compensation decisions regarding the executive officers. The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in the fourth quarter of each year and early in the first quarter of the following year. Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditor to review the most recently completed fiscal year’s annual incentive calculations and approve pay-outs, if any, for executives and other applicable team members.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash incentive opportunities and payments, and equity awards and vesting for the current year and on a cumulative basis. The Compensation Committee also receives information regarding the performance of each executive. Additionally, the Compensation Committee annually obtains input from its external compensation consultant and compares executive compensation levels and practices for executives holding comparable positions at similarly sized companies to aid the Compensation Committee in setting compensation at competitive levels.

The Compensation Committee’s philosophy is to target base pay, target total cash compensation and target total direct compensation (base pay, annual cash incentive bonus opportunity and target grant value of equity incentive awards) at approximately the 50th percentile of the relevant market, determined by competitive peer compensation data. The Compensation Committee believes that targeting total direct compensation at approximately the 50th

41	2025 Proxy Statement

Compensation Discussion and Analysis • Determining Executive Compensation

percentile enables us to remain competitive in attracting and retaining executive talent. However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data. Instead, the Compensation Committee uses this information and each executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives, overall leadership qualities and impact on the business, in determining the executive’s compensation. The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to our growth and profitability in determining executive compensation rather than relying solely on specific peer group targets.

For purposes of reviewing annual cash- and stock-based executive compensation levels to help evaluate our competitiveness as we established 2024 executive compensation, our independent compensation consultant (FW Cook) provided compensation information reflecting our Company’s market for executive talent considering our industry and size, as outlined below.

We reviewed publicly disclosed compensation information of the following then-publicly held 16-chain restaurant industry peer companies (“Proxy Peer Group”) as a source of market data for the Chief Executive Officer, Chief Financial Officer and other top-five paid executives:

Bloomin’ Brands, Inc.	Brinker International, Inc.

The Cheesecake Factory Incorporated	Cracker Barrel Old Country Store, Inc.

Dave & Buster’s Entertainment, Inc.	Denny’s Corporation

Dine Brands Global, Inc.	El Pollo Loco Holdings, Inc.

Fiesta Restaurant Group, Inc.(1)	Jack in the Box, Inc.

Noodles & Company	Papa John’s International, Inc.

Red Robin Gourmet Burgers, Inc.	Ruth’s Hospitality Group, Inc.(1)

Shake Shack, Inc.	Texas Roadhouse, Inc.

(1) This peer has since ceased to be a publicly traded company.

In addition to the peer group, we also reviewed restaurant, retail, and general industry survey data for companies approximating our revenue size.

The Compensation Committee believes that the above peer group of comparable companies represented an appropriate cross-section of companies with which we compete for talent, or which are similar to us in size, market capitalization and industry, for fiscal 2024. The Compensation Committee believes that referencing pay practices and levels of that group (in addition to the survey data noted above) allows for a more informed consideration of compensation for management retention as well as meaningful comparisons of our actual financial and compensation performance against our peers, in alignment with the assessment approach of the institutional investment and shareholder community. This multi-variable, diverse data set enables the Compensation Committee to appropriately structure compensation programs for our executive officers in a manner that recognizes and rewards excellent operating performance as well as the creation of shareholder value. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation; in keeping with the compensation philosophy discussed above, a significant percentage of total compensation is allocated to incentive compensation that is realized solely as a result of performance compared to established goals.

BJ’s Restaurants, Inc.	42

Compensation Discussion and Analysis • Elements of 2024 Executive Compensation

Elements of 2024 Executive Compensation

Pay Element	Form	Metrics	Objectives

Annual Cash Compensation

Base Salary	Cash; fixed	Only component of compensation that is fixed rather than variable; is tied to executive’s skillset, role, and performance and subject to annual adjustment.	Compensate executives for their normal daily responsibilities

Annual Cash Incentive (Annual Incentive Plan “AIP”)	Cash; variable	At-risk cash based on achievement of pre-established Company financial metrics (weekly sales average and adjusted EBITDA)	Motivate executives to focus and execute on short-term goals that also support the long-term financial health of the Company.

Long-Term Equity Compensation

Stock Options	1/3 of LTI	Provide value only if stock price increases; vest in three equal annual installments, with a 10-year exercise term.	Reward for increases to our stock price and motivate executives to build long-term shareholder value; supports retention.

Restricted Stock Units (RSUs)	1/3 of LTI	Value is based on the most recent closing stock price of our Common Stock as of the grant date; vest in three equal annual installments.	Align long-term compensation with shareholder interests and support executive retention.

Performance Stock Units (PSUs)	1/3 of LTI	Value is based on relative TSR; cliff vest after three years subject to performance results, up to a potential maximum of 150% target.	Reward for relative outperformance of shareholder value creation and align long-term compensation with shareholder interests; support executive retention.

Determination of 2024 Executive Compensation

Pay Mix. Our executive compensation consists of base salary and at-risk or performance-based components. The charts below show the percentage of total target 2024 compensation represented by these components with respect to our CEO and the average among our other Named Executive Officers (“NEOs”):

(1)	Represents the average between our current Interim CEO and our former CEO.

43	2025 Proxy Statement

Compensation Discussion and Analysis • Determination of 2024 Executive Compensation

Base Salary. Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay for the executive and in relation to similarly situated executives, and the peer group companies’ base salary levels. In order to ensure that our base salaries remained in line with comparable industry and market base salaries and with input from our compensation consultant, we granted base salary increases averaging 4.2% to our Named Executive Officers, who were employed on January 3, 2024.

Fiscal 2024 Base Salary Increases

Name	2023 Base Salary	2024 Base Salary	$ Increase	% Increase

C. Bradford Richmond(1)	N/A	$480,000	N/A	N/A

Thomas A. Houdek	$445,000	$465,000	$20,000	4.5%(2)

Gregory S. Lynds	$407,500	$418,000	$10,500	2.6%(2)

Lyle D. Tick(3)	N/A	$600,000	N/A	N/A

Gregory S. Levin	$800,000	$850,000	$50,000	6.3%((4)

Putnam K. Shin	$415,000	$430,000	$15,000	3.6%(2)

(1)	Mr. Richmond was appointed as the Company’s Interim Chief Executive Officer in August 2024.

(2)	Mr. Houdek, Mr. Lynds and Mr. Shin received merit-based increases.

(3)	Mr. Tick joined the Company in September 2024.

(4)	Mr. Levin received an increase in accordance with his employment agreement.

Annual Cash Incentive. Each executive officer participates in our annual AIP; however, in fiscal 2024, Mr. Richmond and Mr. Tick did not participate. Under the AIP, the annual incentive opportunity is determined based on a percentage of each officer’s base salary. The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards for each performance period (generally each fiscal year) under the AIP. In fiscal 2024, there were no changes to our NEO target bonus opportunities.

Under the fiscal 2024 AIP, the executives’ incentive opportunity was exclusively based on Company financial targets. The financial metrics for 2024 consisted of Weekly Sales Average and Adjusted EBITDA and provided for a sliding scale with threshold, target and maximum payout opportunities.

BJ’s Restaurants, Inc.	44

Compensation Discussion and Analysis • Determination of 2024 Executive Compensation

Adjusted EBITDA is a non-GAAP financial measure representing the sum of net income adjusted for certain expenses and gains/losses detailed within the reconciliation below. We use Adjusted EBITDA as a supplemental measure of our operating performance and believe this measure is useful to investors in that it highlights cash flow and trends in our business operations that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate this measure differently than we do, our Adjusted EBITDA calculation may not be comparable to similarly titled measures reported by other companies. A reconciliation of net income to Adjusted EBITDA in dollars and as a percentage of revenues for fiscal 2024 is set forth below:

Net income	$16,687	1.2%

Interest expense, net	5,484	0.4

Income tax benefit	(8,422)	(0.6)

Depreciation and amortization	72,745	5.4

Leadership transition expenses, net	3,231	0.2

Stock-based compensation expense	10,722	0.8

Stock-based compensation credit(1)	(2,093)	(0.2)

Other expense (income), net(2)	331	—

Loss on disposal and impairment of assets, net	18,414	1.4

Adjusted EBITDA	$117,099	8.6%

(1)	Amount relates to stock-based compensation forfeited due to leadership transition.

(2)	Amount includes a $4.6 million charge related to our warrant extension.

In February 2025, the Compensation Committee reviewed the Company’s performance targets in relation to the 2024 AIP metrics. Based upon actual results relative to targets, the Committee approved a payout totaling 73% of the opportunity to our Named Executive Officers and other senior management for the performance targets component. The table below provides a summary of the performance targets and payouts for the 2024 AIP:

Target vs. Actual Achievement Payout

Metric(1)	Threshold	Target	Maximum	Payout Range

Weekly Sales Average	$116,600	$121,500 to $123,900	$128,800	0% to 200%

Adjusted EBITDA	$109.4 Million	$125.5 Million to $131.9 Million	$148.0 Million	0% to 200%

Metric(1)	Results	Weight	Payout %	Weighted Payout

Weekly Sales Average	$120,392	30%	80%	24%

Adjusted EBITDA	$120.9 Million(2)	70%	70%	49%

Total Fiscal 2024 Achievement Payout		100%		73%

(1)	All financial metric targets were set above fiscal 2023 actual results.

(2)

As permitted by our AIP, the Compensation Committee may adjust the evaluation of performance to exclude the impact of events or occurrences that it determines should be appropriately excluded such as extraordinary or non-recurring items, transactions or events. Fiscal 2024 reported Adjusted EBITDA of $117.1 million was adjusted

45	2025 Proxy Statement

Compensation Discussion and Analysis • Determination of 2024 Executive Compensation

to exclude the impact of excess legal costs related to shareholder cooperation agreements and related matters, unanticipated brand positioning consulting fees, and unanticipated deferred compensation expenses due primarily to stock market performance which have matching offsets in other income, net, a workers’ compensation methodology change, and the AIP-related portion of severance associated with our 2024 leadership transition.

The table below shows the 2024 target bonus for each Named Executive Officer under the AIP as compared to the actual 2024 bonus payout.

Fiscal 2024 Annual Incentive Bonus Plan: Actual Payout vs. Target Bonus

Name	Target Bonus(1)	Target Bonus (as a % of Base Pay)	Actual Bonus	Actual Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)

C. Bradford Richmond	$—	—%	$—	—%	—%

Thomas A. Houdek	$232,500	50%	$170,414	37%	73%

Gregory S. Lynds	$250,800	60%	$183,827	44%	73%

Lyle D. Tick	$—	—%	$—	—%	—%

Gregory S. Levin	$850,000	100%	$—	—%	—%

Putnam K. Shin	$258,000	60%	$188,588	44%	73%

(1)	Mr. Richmond and Mr. Tick were not eligible for a bonus under the 2024 AIP, and Mr. Levin’s employment ended prior to completion of the fiscal year and the payout of bonuses.

Long-Term Equity Compensation: Stock Options, RSUs and PSUs. We design our long-term incentive compensation to drive long-term performance, to align the interests of our executives with those of our shareholders, and to retain executives through long-term vesting and wealth accumulation. In fiscal 2024, long-term incentive compensation took the form of awards of RSUs, PSUs and stock options. Individual award amounts for executive officers were based on external market and internal pay and performance considerations and based on a targeted economic value as determined by the Compensation Committee. Additionally, under the terms of his agreement, Mr. Richmond received an equity grant under the Company’s 2024 Equity Incentive Plan having an aggregate value of $720,000 and consisting of one-half RSU and one-half non-qualified stock options as consideration for his services as our Interim Chief Executive Officer. In light of Mr. Richmond’s cash compensation being significantly less than market, and to ensure that his total compensation package is comparable to our former Chief Executive Officer, Mr. Richmond’s equity grant will vest upon termination of Mr. Richmond’s service as Interim Chief Executive Officer based on the number of months served (rounded up for partial months) divided by 12.

The Company’s long-term equity awards generally were allocated one-third to each of stock options, RSUs and PSUs in the past and were allocated in this manner in 2024. The amount of annual equity awards granted to executive officers is based on grant date fair value, which is generally targeted at the 50th percentile of market data for comparable positions (where such information is available). However, in specific cases we may set the target value of the equity award higher or lower than the median where appropriate, based on factors such as our prior year performance, individual executive performance and impact on the business, and retention considerations.

Stock Options. Stock options provide the opportunity for participants to purchase shares of our Company’s common stock at a price that is equal to our Company’s stock price on the date of grant. We believe stock options are shareholder-aligned and performance-based, because executives realize increasing value only as the Company’s stock price increases, and executives realize zero value if our Company’s stock price does not increase above the grant-date stock price.

All stock options granted by us during fiscal 2024 to our executive officers were granted as non-qualified stock options that vest in three equal annual installments.

BJ’s Restaurants, Inc.	46

Compensation Discussion and Analysis • Determination of 2024 Executive Compensation

RSUs. RSUs also derive their value based on our stock price but have a measurable value to recipients immediately upon their vesting, which we believe also supports retention. RSUs granted to our executive officers for 2024 vest in three equal annual installments.

PSUs. As with RSUs, PSUs are a component of equity based compensation that have a measurable value to recipients immediately upon their vesting (provided performance goals are met) and their underlying value is tied to the price of our stock. However, PSUs differ from stock options and RSUs in that (i) predetermined performance goals must be achieved in order for the awards to vest, and (ii) the number of PSUs that vest may be higher than, lower than or equal to the target number of PSUs, based on whether performance is above, below or at those predetermined goals. Such awards, when vested, are paid in shares. PSUs granted to our executive officers for fiscal 2024 cliff vest after three years based on our relative TSR performance compared to our proxy peer group. PSUs can vest from 0% to 150% of target, but if our actual TSR is negative, payout cannot exceed 100%.

2024 PSU Grant – Targeted Total Shareholder Return Relative to Peer Group Ranking

Performance Level	Relative TSR Percentile Ranking	Payout Percentage

Maximum	75th Percentile and Above	150%

Target	50th Percentile	100%

Threshold	25th Percentile	50%

	Below 25th Percentile	0%

Long-Term Equity Compensation: 2022 PSU Grant Outcome. In January 2025, the Compensation Committee reviewed the performance of the Company relative to the performance targets established for PSUs granted in 2022 and approved a vest percentage of 142%, based on the scale and goals shown below. Vesting of 2022 PSUs was determined by comparing the actual average comparable sales for each yearly period to the Black Box casual dining index, calculating vesting percentages for each year, and then averaging the vesting percentages for the three separate years to determine the total vesting percentage. In light of the continuing pandemic-related challenges facing the restaurant industry during the first quarter of 2022, the applicable performance periods for the 2022 PSUs were the second through fourth fiscal quarters of 2022, full year 2023 and full year 2024.

2022 PSU Grant – Restaurant Comparable Sales Growth Over Black Box Index Performance Targets

3-Year Average Comparable Sales Growth Over Black Box	< 0.0%	0.0%	0.5%	1.0%	1.5%	> 2.0%

% of Target PSUs that Vest	0%	50%	75%	100%	125%	150%

2022 PSU Grant – Restaurant Comparable Sales Growth Over Black Box Index Results

	2022	2023	2024	3-Year Average

BJ’s Restaurants, Inc.(1)	8.7%	3.8%	1.0%

Black Box	2.8%	2.3%	-1.9%

Difference	5.9%	1.5%	2.9%

Actual Vest Percentage	150%	126%	150%	142%

(1)	Comparable restaurant sales are based on calendar years to align with Black Box methodology versus BJ’s Restaurants, Inc.’s fiscal calendar.

Limited Executive Benefits and Perquisites. In addition to their eligibility to participate in our Company’s customary employee benefit plans, our executive officers are entitled to receive automobile allowances and term life

47	2025 Proxy Statement

Compensation Discussion and Analysis • Equity Grant Timing Practices

insurance as their sole executive perquisite. Except for a relocation allowance and certain additional benefits provided to Mr. Tick in connection with his hire, our executive officers receive no other form of executive benefit or perquisite.

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted the following guidelines for equity grant timing practices:

Regular Annual Equity Grant Dates. Annual equity grants are presented and approved at the meeting of the Compensation Committee typically held in December of each year, before fiscal year-end earnings are available or released. The regular annual equity grant date for executive officers and Restaurant Support Center team members is the 15th of January and, for stock options, the exercise price is the fair value of our common stock at market close on the option grant date or the last trading day prior to the date of grant when grants take place on a day when the market is closed. Exceptions to the annual grant date may be made in certain circumstances for administrative convenience. If the 15th of January falls on a weekend or holiday, the execution date of the grants may occur on the first business day following the grant date. Beginning in 2025, Board grants will be granted on the fifth business day after the Annual Meeting.

For annual grants of RSUs, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares has thereafter been determined by dividing the dollar amount approved by the Compensation Committee by the most recent closing market price of our common stock as of the date of grant.

For annual grants of PSUs, the Compensation Committee approves the target annual award, and the final vesting percentages based upon Company performance against financial metrics.

New Hire Grant Dates. Equity award grants to certain newly hired team members are generally made on the 15th calendar day of the first month of the subsequent quarter following their first day of employment and based on a matrix that has been pre-approved by the Compensation Committee. The Compensation Committee may make exceptions to the timing of new hire grants in limited circumstances if it deems doing so is necessary or appropriate given the circumstances. Typically, eligible newly hired team members receive a grant that is one-half RSUs and one-half stock options, unless they make an election at least two weeks prior to the grant date to receive all RSUs. For stock options, the exercise price is the closing price of our common stock on the date of grant. The number of RSUs granted to our new team members is determined by dividing the approved dollar amount by the closing market price of our common stock on the date of grant.

Grant to Interim Chief Executive Officer. In connection with Mr. Richmond’s agreement to assume the role of Interim Chief Executive Officer, we made him an equity grant on August 28, 2024. In light of his status as a director of the Company at the time he became Interim Chief Executive Officer, as well as the interim nature of his appointment, the Board elected to make his grant simultaneous with the start date of his new role as Interim Chief Executive Officer. Such grant was made within four business days of the Company’s filing of a Form 8-K disclosing the hiring of Mr. Tick as our President and Chief Concept Officer. The table below sets forth certain information about the stock option grant made to Mr. Richmond.

Equity Award Table

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award	Grant Date Fair Value of the Award	Percentage Change in Closing Price(1)

C. Bradford Richmond	08/28/2024	19,024	$31.95	$359,584	-1.6%

(1)

Percentage represents the change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information.

BJ’s Restaurants, Inc.	48

Compensation Discussion and Analysis • Equity Grant Timing Practices

Annual and Promotion Grants. Our general practice is to issue equity grants annually or upon new employment or promotion to a qualifying management position as described above. In those instances when equity awards occur during the year due to promotions or other factors, the equity awards are approved in advance by the Compensation Committee for executives and, with authorization by the Compensation Committee, by the Interim Chief Executive Officer for other team members. The grant date for any such grants is the 15th day of the first month of the quarter following the promotion or other event, subject to limited exceptions as may be approved by the Compensation Committee, in its sole discretion. The exercise price for such awards is always based on the most recent closing price of our common stock as of the date of grant.

Compensation of Chief Executive Officer

Compensation of C. Bradford Richmond. On August 22, 2024, we entered into an employment agreement with C. Bradford Richmond pursuant to which he began serving as our Interim Chief Executive Officer commencing August 28, 2024. Mr. Richmond will serve as our Interim Chief Executive Officer until August 22, 2025, unless earlier terminated by either the Company or Mr. Richmond on thirty days prior notice. Under the terms of the agreement, Mr. Richmond receives (i) cash compensation of $40,000 per month, (ii) a housing allowance of $7,500 per month, and (iii) an equity grant under the Company’s 2024 Equity Incentive Plan having an aggregate value of $720,000 and consisting of one-half RSUs and one-half non-qualified stock options. In light of Mr. Richmond’s cash compensation being significantly less than market, and to assure that his total compensation package is comparable to our former Chief Executive Officer, Mr. Richmond’s equity grant will vest upon termination of Mr. Richmond’s service as Interim Chief Executive Officer based on the number of months served (rounded up for partial months) divided by 12. During the term of his employment as Interim Chief Executive Officer, Mr. Richmond will continue to serve as a member of the Board but will not be eligible to receive any additional compensation for his service as a member of the Board until such time as he is no longer serving as an executive officer of the Company.

Compensation of Lyle D. Tick. On August 23, 2024, we entered into an employment agreement with Mr. Tick pursuant to which he began serving as our President and Chief Concept Officer effective September 9, 2024. The terms of Mr. Tick’s employment agreement were approved by the Compensation Committee as well as the entire Board after a period of negotiation with Mr. Tick and his advisors. The Compensation Committee believes the employment agreement reflects appropriate and competitive compensation for services of an executive of Mr. Tick’s experience and skill set. The terms and conditions of Mr. Tick’s compensation under the employment agreement are presented below:

Term. The term of the agreement commenced on September 9, 2024, and will terminate on December 31, 2028 (unless earlier terminated in accordance with its terms). The agreement provides for automatic renewals for additional one-year terms unless either party gives notice of its intention not to extend at least six months prior to the scheduled termination date.

Base Salary. Base salary is $600,000 per year, subject to annual review by the Board. In the event that Mr. Tick is appointed as the Company’s Chief Executive Officer (“CEO”), his base salary would increase to $800,000.

Bonus Opportunity. Annual Bonus opportunity target shall be no less than 70% of Mr. Tick’s base salary, which will increase to 100% of his base salary in the event he is appointed as the Company’s CEO.

Relocation Expenses. Mr. Tick is entitled to a monthly housing allowance of $7,500 until the sooner of his appointment as CEO, termination of his employment, or December 31, 2025. In addition, Mr. Tick will be reimbursed for reasonable travel expenses between Southern California and his pre-hire residence until his family’s relocation.

Additional Benefits. Mr. Tick shall receive perquisites consistent with those offered in his role as an executive officer of the Company, including the use of a company automobile or automobile allowance of up to $1,500 per month, and reimbursement of up to $15,000 of his legal fees incurred in connection with negotiation and documentation of his employment agreement.

49	2025 Proxy Statement

Compensation Discussion and Analysis • Compensation of Chief Executive Officer

Signing Bonus and Initial Equity Grant. Tick received a $200,000 signing bonus to provide for compensation opportunities lost at his prior employer and to incentivize his move. In addition, Mr. Tick received an initial equity grant having a grant date fair market value of $600,000 (the “New Hire Grant”). The New Hire Grant will vest in three annual installments beginning on October 15, 2025, and is divided equally between RSUs and non-qualified stock options. In the event Mr. Tick is terminated by the Company without “Cause” (as defined in his employment agreement) or resigns for “Good Reason” (as defined in his employment agreement), the New Hire Grant will vest in full.

Annual Equity Grants. Equity grants will be made at the discretion of the Board of Directors under the Company’s 2024 Equity Incentive Plan, as amended (together with any successor or replacement equity incentive plans, the “Plan”). The Company agreed that Mr. Tick’s annual long-term equity incentive grant for 2025 would have a grant date fair market value of $600,000, which he received on January 15, 2025 in the form of PSUs (60% weighting), RSUs (20% weighting), and non-qualified stock options (20% weighting) and is subject to the same vesting terms as our other Named Executive Officers. If Mr. Tick is appointed as CEO after January 15, 2025, and before December 31, 2025, he will receive a supplemental equity grant having a grant date fair market value of $400,000 which is intended to bring his compensation closer in line with peer median CEO pay and will consist of one-half non-qualified stock options and one-half RSUs.

Termination; Severance; Change of Control. The Company may terminate Mr. Tick’s employment at any time. In the event of termination by the Company without “Cause” (for reasons other than death or disability) or resignation by Mr. Tick for “Good Reason” (which includes any failure by the Company to appoint Mr. Tick as CEO by January 14, 2026), Mr. Tick shall be entitled to receive the following: (i) any earned but unpaid Annual Bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment, (ii) cash payments equal to 100% of his then current base salary (150% in the event he is serving as CEO at the time of termination), payable over 12 months (18 months in the event he is serving as CEO at the time of termination), (iii) in the event he is serving as CEO at the time of termination, a lump sum cash payment equal to the lesser of the prior fiscal year annual bonus paid or payable to Executive or 100% of the target Bonus for the fiscal year of termination (prorated in either case based on the number of days elapsed in the fiscal year of termination); (iv) immediate vesting of any unvested equity-based awards to the extent such awards would have become vested had Mr. Tick remained in continuous service with the Company for 90 days after termination, and (v) unless and until he is covered under another group health insurance plan, continuation of health insurance coverage for the lesser of 18 months or the maximum COBRA period.

In the alternative, if Mr. Tick is terminated without “Cause” (for reasons other than death or Disability) or resigns for “Good Reason” during the 90 days prior to or the 12 months following a Change of Control (as such term is defined in the Plan), Mr. Tick shall be entitled to receive the following: (i) any earned but unpaid annual Bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment and (ii) a lump sum cash payment equal to 150% of his then current base salary (200% in the event he is serving as CEO at the time of termination), (iii) a lump sum cash payment equal to the lesser of his prior fiscal year Bonus or 100% of the target Bonus for the fiscal year of termination, (iv) to the extent vesting is not automatically accelerated under the terms of the Plan, immediate 100% vesting of any equity, including vesting of any performance-based equity as if 100% of the target performance goals for the fiscal year of termination of employment had been achieved, and (v) unless and until he is covered under another group health insurance plan, continuation of health insurance coverage for the lesser of 18 months or the maximum COBRA period.

Board Seat. The Company and the Board agreed to take all reasonable action within their control to cause Mr. Tick to be named to the Board promptly following any appointment of Mr. Tick as CEO and, at all times while he is serving in such capacity, (i) to be nominated for election to the Board at each annual meeting of Shareholders and (ii) if elected, to remain on the Board.

Compensation of Gregory S. Levin. During fiscal 2024, Mr. Levin served as our Chief Executive Officer from January 3, 2024 through August 28, 2024. Mr. Levin’s separation from the Company was a termination by the Company “without cause” pursuant to the terms of his employment agreement, dated as of June 30, 2021. Mr. Levin’s departure was not related to any disagreement between Mr. Levin and the Company. The terms of Mr. Levin’s employment agreement were summarized in our 2024 Proxy Statement. As required by the terms of his employment agreement, Mr. Levin received 1.5 times his base salary and a prorated portion of his fiscal 2024 bonus.

BJ’s Restaurants, Inc.	50

Compensation Discussion and Analysis • Compensation of Chief Executive Officer

Named Executive Officer Severance. Severance payable to our Named Executive Officers is based on arrangements set forth in each officer’s offer letter (“employment agreement”) or in accordance with Company practice as described in “Potential Payments upon Termination or Change in Control.”

Compensation Program Governance Policies

Prohibition on Hedging and Pledging. We prohibit our directors, executive officers and certain employees who have access to material, nonpublic information about our business, from hedging any shares of BJ’s stock, holding shares of BJ’s stock in a margin account or otherwise pledging shares of BJ’s stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in BJ’s common stock on an exchange or in any other organized market.

Clawback Policy. The Company maintains a clawback policy, which was amended and restated in 2023 in accordance with the applicable rules of The Nasdaq Stock Market, Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended. The clawback policy provides for the recovery of cash and equity incentive compensation from our executive officers and other specified executives in the event of a financial restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable federal securities laws, as further defined in the policy. Additionally, the Company’s AIP contains a “clawback” provision that applies in certain circumstances including fraud, theft, violations of laws, and intentional misconduct. Pursuant to the clawback provision, the Compensation Committee may (i) cause the cancellation of any actual award, (ii) require reimbursement of any actual award by a AIP participant, and (iii) effect any other right of recoupment of equity or other compensation provided under the AIP or otherwise in accordance with our policies and/or applicable law (each, a “Clawback Provision”), in each case with respect to the Clawback Provision that was in effect as of the date of grant for a particular target award.

In addition, all equity awards granted under our equity incentive plans are subject to our clawback policy per the terms of such plan. The clawback policy may be amended to ensure ongoing compliance with new or changed regulatory requirements.

Executive Stock Ownership Guidelines. Our Stock Ownership Guidelines also establish requirements for executive officers (our Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents and any other officers designated from time to time by us) to maintain the following levels of stock ownership:

Officer	Amount of Stock Required

Chief Executive Officer	3 times base salary

President or Chief Financial Officer	1.5 times base salary

Executive Vice Presidents	1.5 times base salary

Officers who are subject to the guidelines have five years following the date that they become subject to the guidelines to comply with the applicable guideline ownership level. In light of the interim nature of Mr. Richmond’s appointment, he will continue to be subject to the director stock ownership guidelines and requirements.

Compliance with the Stock Ownership Guidelines. Compliance with the Stock Ownership Guidelines is measured on January 16 of each year. Once an officer has satisfied the applicable guideline, as long as he or she continues to own the same or a greater number of shares as in effect on the original date of compliance, a subsequent decrease in the market price of our Common Stock shall not result in non-compliance. However, if there is a disposition of shares by an officer following initial compliance, then compliance will be re-measured following such disposition, using the closing price of our common stock on the trading day immediately preceding the disposition date.

Shares that count towards satisfaction of the Stock Ownership Guidelines include (i) stock purchased on the open market, (ii) stock obtained through stock option exercises, (iii) with respect to any vested but unexercised stock options that are “in the money,” the number of shares having a value equal to the difference between the aggregate value of the common stock subject to the options and the aggregate exercise price of such options,

51	2025 Proxy Statement

Compensation Discussion and Analysis • Compensation Program Governance Policies

(iv) vested or unvested shares of restricted stock (other than unvested stock that is the subject of PSUs, and (v) stock beneficially owned in a trust for the benefit of the officer or his or her immediate family members, by spouse and/or minor children. Additionally, all executive officers are prohibited from engaging in hedging or pledging stock.

Consequences of Non-Compliance with Stock Ownership Guidelines. If the applicable officer has not satisfied his or her applicable ownership guideline level by the applicable deadline, the officer is required to retain an amount equal to 100% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until in compliance. For these purposes “net shares” means the shares remaining after sale or withholding of shares to pay the applicable exercise price, if any, and to satisfy any tax obligations arising from such exercise or vesting.

All of our officers who are subject to the Stock Ownership Guidelines are currently in compliance or within the timeframe required to comply.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2024, Ms. Ottinger, Ms. Chaurasia, and Mr. Robinson served on the Compensation Committee. In addition, Mr. Elbogen served as a member until June 18, 2024, and Peter A. Bassi and Larry D. Bouts served as members prior to their retirement from the Board in 2024. No member of the Compensation Committee who served during fiscal 2024 or who is currently serving has ever been an officer or employee of ours, a former officer of ours or any of our subsidiaries, or has ever had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2024.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

BJ’s Restaurants, Inc.	52

Compensation Committee Report • Summary Compensation Table

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Bina Chaurasia, Chair	Lea Anne S. Ottinger	Julius W. Robinson, Jr.

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2024, of our Interim Chief Executive Officer, former Chief Executive Officer and President, and Senior Vice President and Chief Financial Officer, and each of our three other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)

C. Bradford Richmond	2024	164,384	—	360,013	359,584	—	172,329	(6)	1,056,310
Interim Chief Executive	2023	—	—	—	—	—	—		—
Officer	2022	—	—	—	—	—	—		—

Thomas A. Houdek	2024	465,000	—	226,677	108,206	170,414	12,792	(7)	983,089
Senior Vice President and	2023	445,000	—	200,012	99,888	211,375	12,792	(7)	969,067
Chief Financial Officer	2022	395,000	—	150,056	74,984	110,033	12,792	(7)	742,865

Gregory S. Lynds	2024	418,000	—	191,819	91,573	183,827	9,192	(8)	894,411
Executive Vice President and	2023	407,500	—	166,729	83,255	232,275	9,192	(8)	898,951
Chief Development Officer	2022	397,500	—	150,056	74,984	132,876	9,192	(8)	764,608

Lyle D. Tick	2024	185,753	200,000	300,032	300,018	—	8,918	(9)	994,721
President and Chief Concept	2023	—	—	—	—	—	—		—
Officer	2022	—	—	—	—	—	—		—

Gregory S. Levin	2024	556,575	—	1,394,651	665,888	—	1,801,618	(10)	4,418,732
Former Chief Executive	2023	800,000	—	1,333,392	665,911	760,000	19,199	(10)	3,578,502
Officer and President	2022	750,000	—	1,000,047	499,884	376,063	24,035	(10)	2,650,029

Putnam K. Shin	2024	430,000	—	226,677	108,206	188,588	12,726	(11)	966,197
Former Executive Vice	2023	415,000	—	166,729	83,255	236,550	176,675	(11)	1,078,209
President and Chief Growth	2022	25,082	100,000	400,005	—	7,601	4,863	(11)	537,551
and Innovation Officer

(1)	Mr. Shin joined the Company in December 2022, Mr. Richmond, who was serving as a Board director, was appointed as Interim CEO in August 2024, and Mr. Tick joined the Company in September 2024.

(2)	Amounts in this column reflect signing bonuses paid in accordance with each executive’s respective employment agreement.

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Compensation Committee Report • Summary Compensation Table

(3)	The fair value of the RSUs is based on the most recent closing stock price of our Common Stock as of the date of grant.

(4)

The amounts in this column do not reflect amounts paid to or realized by the named individual for the respective fiscal years. Instead, these amounts reflect the aggregate grant date fair value of stock option and PSU awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown have not been reduced for estimated forfeitures related to service-based vesting conditions. Additionally, PSUs have been valued at a 100% vest; however, vesting could range from 0% to 150% based on achievement of specified performance targets. See Grants of Plan-Based Awards table below for award value based on maximum achievement. For additional information on the valuation assumptions with respect to 2024 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

(5)

Mr. Richmond and Mr. Tick were not eligible for a bonus under the 2024 AIP. Amounts may include amounts earned in a given fiscal year but not paid until the subsequent fiscal year under the Company’s Annual Incentive Plan.

(6)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2024, 2023, and 2022, respectively, including non-employee director fees earned ($56,875, $0, and $0), non-employee director stock awards ($110,015, $0, and $0), group term life insurance ($198, $0, and $0) and auto allowance ($5,241, $0, and $0).

(7)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2024, 2023, and 2022, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($12,000, $12,000, and $12,000).

(8)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2024, 2023, and 2022, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($8,400, $8,400, and $8,400).

(9)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2024, 2023, and 2022, respectively, including group term life insurance ($132, $0, and $0), and auto allowance ($8,786, $0, and $0).

(10)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2024, 2023, and 2022, respectively, including group term life insurance ($528, $792, and $792), auto allowance ($11,399, $18,407, and $23,243) and severance payments ($1,789,691, $0, and $0).

(11)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2024, 2023, and 2022, respectively, including group term life insurance ($726, $726 and $66), auto allowance ($12,000, $12,000 and $1,000), and relocation-related expenses in accordance with Mr. Shin’s employment agreement ($0, $163,949 and $3,797).

BJ’s Restaurants, Inc.	54

Compensation Committee Report • Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted under our Equity Incentive Plan, as amended, and our AIP during the fiscal year ended December 31, 2024, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards

					Stock Awards					Option Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Number of Securities Underlying All Other Stock Awards (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)(4)	Number of Securities Underlying Option Awards (#)(5)	Exercise or Base Price of Option Awards ($/Share)(6)	Grant Date Fair Value of Option Awards ($)(4)(7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

C. Bradford Richmond(8)

PIP		—	—	—

RSU	03/15/24							3,137	110,015

RSU	08/28/24							11,268	360,013

Stock Option	08/28/24									19,024	31.95	359,584

Thomas A. Houdek

PIP		75,563	232,500	465,000

RSU	01/15/24							3,401	108,356

PSU	01/15/24				1,701	3,401	5,102		118,321

Stock Option	01/15/24									5,738	31.86	108,206

Gregory S. Lynds

PIP		81,510	250,800	501,600

RSU	01/15/24							2,878	91,693

PSU	01/15/24				1,439	2,878	4,317		100,126

Stock Option	01/15/24									4,856	31.86	91,573

Lyle D. Tick(8)

PIP		—	—	—

RSU	10/15/24							8,778	300,032

Stock Option	10/15/24									14,764	34.18	300,018

Gregory S. Levin

PIP		276,250	850,000	1,700,000

RSU	01/15/24							20,925	666,671

PSU	01/15/24				10,463	20,925	31,388		727,981

Stock Option	01/15/24									35,311	31.86	665,888

Putnam K. Shin

PIP		83,850	258,000	516,000

RSU	01/15/24							3,401	108,356

PSU	01/15/24				1,701	3,401	5,102		118,321

Stock Option	01/15/24									5,738	31.86	108,206

55	2025 Proxy Statement

Compensation Committee Report • Grants of Plan-Based Awards

(1)

These columns show the number of performance-based stock (“PSUs”) awards, subject to performance achievements, granted in fiscal 2024 to the Named Executive Officers. The criteria is based on relative TSR compared to our proxy peer group with a three-year cliff vest at the end of the performance period. Executives are eligible to earn from 50% to 150% of the award target based on performance against benchmark, and the award is forfeited if the Company does not achieve its threshold goal. If the maximum goal is achieved, the 2024 PSU fair values would be as follows:

	Maximum

Name	# of Awards	Grant Date Fair Value of Stock Awards ($)

Thomas A. Houdek	5,102	177,481

Gregory S. Lynds	4,317	150,188

Gregory S. Levin	31,388	1,091,971

Putnam K. Shin	5,102	177,481

(2)

This column shows the number of RSUs granted in fiscal 2024 to the Named Executive Officers, all of which vest in three annual installments. In addition, the column includes additional PSU shares granted in excess of the original 2021 PSU grant, which additional shares were granted based on the performance against the PSU grant metrics established at the time of the original 2021 PSU grants.

(3)	The fair value of the PSUs and RSUs is based on the most recent closing stock price of our Common Stock as of the date of grant.

(4)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2024. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are realized, they will have this or any other value.

(5)

This column shows the number of stock options granted in fiscal 2024 to the Named Executive Officers. All of such options vest in three equal annual installments and expire ten years from the date of grant.

(6)	This column reflects stock option grants which have an exercise price per share equal to the most recent closing stock price of our Common Stock as of the date of grant.

(7)	The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

(8)	Mr. Richmond and Mr. Tick were not eligible for a bonus under the 2024 AIP.

BJ’s Restaurants, Inc.	56

Compensation Committee Report • Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2024.

Outstanding Equity Awards on December 31, 2024

							Stock Awards

		Option Awards					RSU			PSU

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Awards of Stock That Have Not Vested (#)(1)	Market Value of Shares or Awards of Stock That Have Not Vested ($)(2)	Number of Shares or Awards of Stock That Have Not Vested (#)(3)	Market Value of Shares or Awards of Stock That Have Not Vested ($)(4)

C. Bradford Richmond	08/28/24	—	19,024	(5)	31.95	08/28/34	03/15/24	3,137	110,234	—	—
	—	—	—		—	—	08/28/24	11,268	395,958	—	—

Thomas A. Houdek	01/15/20	1,751	—		38.90	01/15/30	01/15/22	775	27,234	2,325	81,701
	01/15/21	771	—		46.91	01/15/31	01/15/23	2,127	74,743	3,191	112,132
	01/15/22	2,877	1,438	(6)	32.27	01/15/32	01/15/24	3,401	119,511	3,401	119,511
	01/15/23	1,818	3,635	(7)	31.34	01/15/33	—	—	—	—	—
	01/15/24	—	5.738	(8)	31.86	01/15/34	—	—	—	—	—

Gregory S. Lynds	01/15/15	10,340	—		47.04	01/15/25	01/15/22	775	27,234	2,325	81,701
	01/15/16	4,065	—		42.41	01/15/26	01/15/23	1,773	62,303	2,660	93,472
	01/15/17	5,537	—		35.95	01/15/27	01/15/24	2,878	101,133	2,878	101,133
	01/15/18	6,201	—		37.70	01/15/28	—	—	—	—	—
	01/15/19	4,771	—		53.22	01/15/29	—	—	—	—	—
	01/15/20	7,163	—		38.90	01/15/30	—	—	—	—	—
	01/15/21	4,556	—		46.91	01/15/31	—	—	—	—	—
	01/15/22	2,877	1,4386	6)	32.27	01/15/32	—	—	—	—	—
	01/15/23	1,515	3,030	(7)	31.34	01/15/33	—	—	—	—	—
	01/15/24	—	4,856	(8)	31.86	01/15/34	—	—	—	—	—

Lyle D. Tick	10/15/24	—	14,764	(9)	34.18	10/15/34	10/15/24	8,778	308,459	—	—

Gregory S. Levin(10)	01/15/15	16,543	—		47.04	01/15/25	—	—	—	—	—
	03/02/15	4,168	—		52.98	03/02/25	—	—	—	—	—
	01/15/16	4,000	—		42.41	01/15/26	—	—	—	—	—
	01/15/17	8,843	—		35.95	01/15/27	—	—	—	—	—
	01/15/18	15,503	—		37.70	01/15/28	—	—	—	—	—
	01/15/19	11,662	—		53.22	01/15/29	—	—	—	—	—
	01/15/20	19,101	—		38.90	01/15/30	—	—	—	—	—
	01/15/21	11,213	—		46.91	01/15/31	—	—	—	—	—
	09/01/21	16,832	—		42.76	09/01/31	—	—	—	—	—
	01/15/22	19,176	—		32.27	01/15/32	—	—	—	—	—
	01/15/23	12,117	—		31.34	01/15/33	—	—	—	—	—

Putnam K. Shin	01/15/23	1,515	3,030	(7)	31.34	01/15/33	12/15/22	4,534	159,325	—	—

	01/15/24	—	5.738	(8)	31.86	01/15/34	01/15/23	1,773	62,303	2,660	93,472
	—	—	—		—	—	01/15/24	3,401	119,511	3,401	119,511

(1)	All RSUs vest in three equal installments.

(2)	The fair value of the RSUs is based on the closing stock price of our Common Stock on December 31, 2024.

(3)

PSUs cliff vest at the end of three years if all criteria have been met, in an amount consistent with the achievement of the performance criteria; otherwise, they are cancelled in whole or part, depending on the achievement of the performance or criteria.

(4)	The fair value of the PSUs is based on the closing stock price of our Common Stock on December 31, 2024.

57	2025 Proxy Statement

Compensation Committee Report • Outstanding Equity Awards at Fiscal Year-End

(5)	The unexercisable options cliff vest on August 28, 2025.

(6)	The unexercisable options vest in three annual installments commencing January 15, 2023.

(7)	The unexercisable options vest in three annual installments commencing January 15, 2024.

(8)	The unexercisable options vest in three annual installments commencing January 15, 2025.

(9)	The unexercisable options vest in three annual installments commencing October 15, 2025.

(10)	The Board approved to allow Mr. Levin to retain his exercisable options through their expiration date.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2024 for each of the Named Executive Officers on an aggregated basis:

	Stock Awards		Option Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

C. Bradford Richmond	—	—	—	—

Thomas A. Houdek	5,602	179,956	—	—

Gregory S. Lynds	6,474	217,822	—	—

Lyle D. Tick	—	—	—	—

Gregory S. Levin	32,868	1,057,735	—	—

Putnam K. Shin	5,420	197,069	—	—

(1)	Value includes accrued dividends released and realized.

Non-Qualified Deferred Compensation

We offer a deferred compensation plan for our highly compensated employees who are not eligible to participate in our 401(k) plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control) and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the participant’s election. The rate of return for each participant varies depending on the specific investment elections made by the participant. In 2024, the investment funds available to participants provided rates of return ranging from 1.6% to 31.6%.

We are not required to make any contributions to this plan and have unrestricted use of any amounts deferred by participants. Although we have established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

BJ’s Restaurants, Inc.	58

Compensation Committee Report • Non-Qualified Deferred Compensation

The following table shows contributions and earnings during fiscal 2024, and the account balances as of December 31, 2024 (the last business day of 2024), for our Named Executive Officers under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings/ (Loss) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Year-End ($)

C. Bradford Richmond	—	—	—	—	—

Thomas A. Houdek	—	—	13,827	—	82,230

Gregory S. Lynds	—	—	—	—	—

Lyle D. Tick	—	—	—	—	—

Gregory S. Levin	425,231	—	99,454	(71,341)	1,464,585

Putnam K. Shin	—	—	—	—	—

(1)	These amounts represent the executive’s contributions during fiscal 2024 and are included in the “Salary” column in the Summary Compensation Table for fiscal 2024.

Potential Payments Upon Termination or Change in Control

The Company provides its executive officers with severance arrangements as set forth in their employment agreements or based on Company practice. The Company’s practice related to payments and benefits for our current executive officers (other than our CEO) is as follows:

Summary of Severance for Executive Officers Upon a Termination without Cause

Title	Severance	Benefits

Executive Vice Presidents	12 months annual base salary	12 months of COBRA benefit payments (if not covered by another plan)

Senior Vice Presidents	6 months annual base salary plus an additional month of base salary for each full year of service (up to a maximum of 6 additional months)	COBRA benefit payments for the severance period (if not covered by another plan)

Receipt of the above severance payments is contingent upon the executive executing a release of claims. No severance payments or benefits described above shall be payable in the event of a resignation or voluntary separation from employment for any reason or in the event of termination with cause.

Pursuant to the terms of his employment agreement, our Interim CEO’s employment is at will and may be terminated by Mr. Richmond or the Company at any time, with or without notice, and with or without cause. If the Company terminates Mr. Richmond’s employment for any reason, he will be eligible to receive any accrued but unpaid compensation and his equity grant will vest based on the number of months served, but he shall not be entitled to any severance or other payments.

The information set forth in the tables below describes the potential payments upon various qualifying terminations of employment, assumes the termination took place on the last day of fiscal 2024, and is based on our stock price on such date. As such, this is not a replica of what would be paid on such events in the future.

59	2025 Proxy Statement

Compensation Committee Report • Potential Payments upon Termination or Change in Control

Involuntary Termination of Employment (unrelated to change in control)

Name	Cash Payment ($)(1)	Acceleration of Vesting of Awards ($)(2)	Health Benefits ($)(3)

C. Bradford Richmond	—	190,268	—

Thomas A. Houdek	426,250	—	14,165

Gregory S. Lynds	418,000	—	16,821

Lyle D. Tick	1,020,000	—	15,594

Gregory S. Levin(4)	N/A	N/A	N/A

Putnam K. Shin	430,000	—	15,382

(1)

Assumes termination payments as of December 31, 2024, for each executive for termination without cause, except for our Interim CEO who is not entitled to severance payments, as described earlier, and our President and Chief Concept Officer which assumes termination without cause or for good reason or a termination due to his disability.

(2)

Our NEOs (other than our Interim Chief Executive Officer and our President and Chief Concept Officer) are not entitled to equity vesting upon a termination without cause (other than in connection with a change in control). Our Interim Chief Executive Officer’s equity grant will vest based on the number of months served (rounded up for partial months) and divided by 12, pursuant to his employment agreement. Our President and Chief Concept Officer, pursuant to his employment agreement, is entitled to 90 days of equity vesting upon a termination without cause, due to disability, or for good reason (unrelated to a change in control). The equity amounts set forth in the table for our Interim Chief Executive Officer and President and Chief Concept Officer are calculated based on a termination date of December 31, 2024, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year.

(3)

Reflects the continuation of health benefits following the termination of employment for the period specified above for all NEOs except our Interim CEO, who is not entitled to severance payments, and our President and Chief Concept Officer, whose payments are based on the period of time as set forth in his employment agreement.

(4)	Mr. Levin separated from the Company in August 2024.

Qualifying Termination following a Change in Control

Name	Cash Payment ($)(1)	Acceleration of Vesting of Awards ($)(2)	Health Benefits ($)(3)

C. Bradford Richmond	—	—	—

Thomas A. Houdek	426,250	571,592	14,165

Gregory S. Lynds	418,000	498,544	16,821

Lyle D. Tick	1,320,000	322,632	15,594

Gregory S. Levin	N/A	N/A	N/A

Putnam K. Shin	430,000	584,457	15,382

(1)

Assumes termination payments of 1.5 times base salary as of December 31, 2024, for our President and Chief Concept Officer upon a termination without cause or for good reason, pursuant to his employment agreement. Our other Named Executive Officers are not entitled to any enhanced severance in connection with a change in control-related termination and our

BJ’s Restaurants, Inc.	60

Compensation Committee Report • Potential Payments upon Termination or Change in Control

Interim CEO is not entitled to severance payments, as described earlier. The amounts set forth in the table for our other Named Executive Officers would be payable upon a termination without cause, whether or not a change in control occurs.

(2)

Amounts relate to equity vesting following a change in control (for our President and Chief Concept Officer, upon a termination without cause or for good reason, during the period starting 90 days prior to a change in control and ending 12 months following a change in control; and for our other NEOs, except for our Interim CEO, upon a termination other than for misconduct or for good reason within 12 months following a change in control). All equity amounts set forth in the table and these footnotes are calculated based on a termination date of December 31, 2024, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year. Equity also vests, in the amounts set forth in the table, upon our liquidation, per the terms of the Equity Incentive Plan.

(3)

Reflects the continuation of health benefits following the termination of employment for the period specified above and with respect to our President and Chief Concept Officer, for the period of time as set forth in his employment agreement, as described earlier in the CD&A portion of this proxy statement. Our other Named Executive Officers are not entitled to any enhanced severance in connection with a change in control-related termination and our Interim CEO is not entitled to severance payments, as described earlier. The amounts set forth in the table for our other Named Executive Officers would be payable upon a termination without cause, whether or not a change in control occurs.

Actual Payments Incurred Upon Termination

Effective as of August 28, 2024, Mr. Levin no longer served as the Company’s Chief Executive Officer and President or as a member of the Board. As required by the terms of his employment agreement dated June 30, 2021, Mr. Levin received 1.5 times his base salary and a prorated portion of his fiscal 2024 bonus. Additionally, the Board approved allowing Mr. Levin to retain his exercisable options through their expiration date.

Effective January 17, 2025, Mr. Shin no longer served as the Company’s Executive Vice President and Chief Growth and Innovation Officer. As required by the terms of his employment agreement dated November 15, 2022, Mr. Shin received 12 months of his base salary and his fiscal 2024 bonus.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to disclose the ratio of the annual total compensation of our Chief Executive Officer for fiscal 2024, to the annual total compensation of our median team member. This pay ratio is a reasonable estimate calculated in accordance with applicable SEC rules based on our payroll and employment records and the methodology described below.

The overwhelming majority of our team member population consists of hourly part-time restaurant team members. To identify the median team member, we used 2024 gross wages for full-time and part-time individuals who were employed by us on December 31, 2024, other than Mr. Richmond. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We did, however, annualize the compensation for team members who were not employed by us for all of fiscal 2024 by taking a team member’s compensation for the number of days they were employed and annualizing such amount for the full year. Our median team member for 2024 was identified as a bartender.

Our median team member worked an average of 28 hours per week in 2024. We calculated annual total compensation for such team member using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table for fiscal 2024.

61	2025 Proxy Statement

Compensation Committee Report • Pay Ratio Disclosure

For the year ended December 31, 2024, the total compensation for our Interim CEO, Mr. Richmond, was $1,056,310, as reported in the total column of the Summary Compensation Table. Since Mr. Richmond was appointed interim CEO effective August 28, 2024, we annualized his salary, equity incentive awards and benefits to arrive at the value used for the ratio of annual total compensation below. In light of the interim nature of Mr. Richmond’s appointment, he is not entitled to participate in the Company’s AIP. Additionally, Mr. Richmond’s compensation as a Director was not included in the ratio calculation of annual total compensation.

Based on the foregoing, our estimated ratio of Mr. Richmond’s annual total compensation to our median team member’s annual total compensation for fiscal 2024 is as follows:

Median team member annual total compensation	$44,451

Mr. Richmond annual total compensation (annualized)(1)	$1,092,000

Ratio	25:1

(1)	This amount does not match what is reported in the Summary Compensation Table as explained above.

Given Mr. Richmond’s interim status and inability to participate in the Company’s AIP, we anticipate that our CEO pay ratio to that of our median employee will increase in the next disclosure cycle. The methodologies used by public companies to determine an estimate of their pay ratio will vary and, because of the large number of hourly part-time personnel employed by restaurant companies, the pay ratios in the restaurant industry will generally be higher than is the case with other industries that do not rely on part-time or hourly team members. As a result, the estimated ratio reported above should not be used as a basis for comparison between companies.

BJ’s Restaurants, Inc.	62

Compensation Committee Report
•
 Pay Versus Performance

Pay versus Performance
In accordance with Item 402(v) of SEC Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid, as defined by the SEC (“CAP”) to our principal executive officer (“PEO”) and non-PEO
Named Executive
(“Non-PEO
NEOs”) and certain aspects of our financial performance. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please see our Compensation Discussion & Analysis.
The following table summarizes total compensation for our PEO as set forth in our Summary Compensation Table, CAP to our PEO, average total compensation for our
Non-PEO
NEOs as set forth in our Summary Compensation Table, and average CAP to our
Non-PEO
NEOs, each as calculated in accordance with SEC rules, and certain Company and peer group performance measures for the periods indicated:

Pay versus Performance Table

									Value of Initial Fixed $100 Investment Based On (4) :		In Thousands

Fiscal Year (1)	Summary Compensation Table Total for Mr. Richmond PEO 1 (2)	Summary Compensation Table Total for Mr. Levin PEO 2 (2)	Summary Compensation Table Total for Mr. Trojan PEO 3 (2)	Compensation Actually Paid to Mr. Richmond PEO 1 (3)	Compensation Actually Paid to Mr. Levin PEO 2 (3)	Compensation Actually Paid to Mr. Trojan PEO 3 (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income (Loss)	Adjusted EBITDA 6 )

2024	$1,056,310	$4,418,732	N/A	$1,139,255	($1,060,136)	N/A	$959,604	$830,157	$92.56	$139.43	$16,687	$117,099

2023	N/A	$3,578,502	N/A	N/A	$4,253,370	N/A	$953,363	$1,032,177	$94.86	$117.55	$19,660	$103,778

2022	N/A	$2,650,029	N/A	N/A	$1,945,628	N/A	$719,955	$396,206	$69.49	$96.84	$4,076	$77,885

2021	N/A	$2,519,663	$3,711,615	N/A	$2,579,184	$4,267,251	$856,556	$861,636	$91.02	$121.51	$(3,606)	$70,523

2020	N/A	N/A	$2,420,804	N/A	N/A	$3,039,372	$696,597	$688,107	$101.40	$126.87	$(57,885)	$10,347

(1)	Mr. Richmond succeeded Mr. Levin as PEO on August 28, 2024, and Mr. Levin succeeded Mr. Trojan as PEO on September 1, 2021. Our Non-PEO NEOs for the applicable fiscal years were as follows:

•	Fiscal Year 2024: Mr. Houdek, Mr. Lynds, Mr. Shin and Mr. Tick

•	Fiscal Year 2023: Mr. Houdek, Mr. Lynds, Ms. Kendra D. Miller, and Mr. Shin

•	Fiscal Year 2022: Mr. Houdek, Mr. Lynds, Ms. Miller, and Mr. Krakower

•	Fiscal Year 2021: Mr. Houdek, Mr. Kevin E. Mayer, Mr. Lynds, and Ms. Miller

•	Fiscal Year 2020: Mr. Levin, Mr. Mayer, Mr. Lynds, Mr. Lon F. Ledwith, and Ms. Miller

(2)
Amounts reported in these columns represent the total compensation reported in the Summary Compensation Table for the applicable fiscal year in the case of our PEOs, Messrs. Richmond, Levin and Trojan, and the average of the total compensation reported in the Summary Compensation Table for the applicable fiscal year for our
Non-PEO
NEOs reported for the applicable fiscal year.

(3)
Amounts reported in these columns represent CAP; adjustments were made to the amounts reported in the Summary Compensation Table for the applicable fiscal year. A reconciliation of the adjustments for our PEOs, Messrs. Richmond, Levin and Trojan, and for the average of the
Non-PEO
NEOs is set forth in the following table, which describes the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP amounts from Summary Compensation Table amounts.

(4)
Total Shareholder Return (“TSR”) is cumulative for the measurement periods beginning on December 31, 2019 and ending on the last day in fiscal year 2024, 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation
S-K.

63	2025 Proxy Statement

Compensation Committee Report
•
 Pay Versus Performance

(5)
“Peer Group” represents the S&P 600 Restaurant Group Index, which we have identified as our peer group for purposes of Item 402(v) and which we use for purposes of compliance with Item 201(e) of Regulation
S-K.

(6)
We have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executive officers, for the most recently completed fiscal year, to company performance.

Reconciliation of Summary Compensation to Compensation Actually Paid (PEOs)

	Fiscal 2024		Fiscal 2023	Fiscal 2022	Fiscal 2021		Fiscal 2020

	Mr. Richmond PEO 1	Mr. Levin PEO 2	Mr. Levin PEO 1	Mr. Levin PEO 1	Mr. Levin PEO 1	Mr. Trojan PEO 2	Mr. Trojan PEO 2

Summary Compensation Table	$1,056,310	$4,418,732	$3,578,502	$2,650,029	$2,519,663	$3,711,615	$2,420,804

Minus Stock Award Reported in Summary Compensation Table for the Fiscal Year	(360,013)	(1,394,651)	(1,333,392)	(1,000,047)	(908,372)	(1,333,370)	(1,069,905)

Minus Stock Option Award Value Reported Summary Compensation Table for the Fiscal Year	(359,584)	(665,888)	(665,911)	(499,884)	(641,625)	(666,559)	(500,260)

(Minus) Plus Year End Fair Value of Equity Awards Granted During the Fiscal Year that Remain Outstanding and Unvested as of Last Day of the Fiscal Year	802,542	—	2,360,290	1,331,266	1,408,643	1,997,836	1,891,623

(Minus) Plus Year over Year Change in Fair Value as of the Last Day of the Fiscal Year of Outstanding and Unvested Equity Awards Granted in Prior Years	—	—	516,915	(461,714)	11,391	29,036	119,751

Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	—	—	—	—	—	—	69,864

(Minus) Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Fiscal Year	—	(707,095)	(203,034)	(76,232)	183,544	511,023	84,993

Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	—	(2,711,234)	—	—	—	—	—

Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Fiscal Year	—	—	—	2,210	5,940	17,670	22,502

Compensation Actually Paid	$1,139,255	$(1,060,136)	$4,253,370	$1,945,628	$2,579,184	$4,267,251	$3,039,372

BJ’s Restaurants, Inc.	64

Compensation Committee Report
•
 Pay Versus Performance

Reconciliation of Average Summary Compensation to Average Compensation Actually Paid (Non-PEO NEOs)

	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2020

Summary Compensation Table	$959,604	$953,363	$719,955	$856,556	$696,597

Minus Stock Award Reported in Summary Compensation Table for the Fiscal Year	(236,301)	(175,050)	(145,877)	(219,040)	(230,778)

Minus Stock Option Award Value Reported Summary Compensation Table for the Fiscal Year	(152,001)	(87,413)	(72,903)	(85,835)	(100,054)

(Minus) Plus Year End Fair Value of Equity Awards Granted During the Fiscal Year that Remain Outstanding and Unvested as of Last Day of the Fiscal Year	311,324	301,001	177,747	254,557	270,478

(Minus) Plus Year over Year Change in Fair Value as of the Last Day of the Fiscal Year of Outstanding and Unvested Equity Awards Granted in Prior Years	12,280	82,436	(170,290)	1,686	15,973

Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	—	—	—	2,404	24,223

(Minus) Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Fiscal Year	(64,749)	(42,160)	(47,447)	49,705	8,989

Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	—	—	(66,235)	—	—

Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Fiscal Year	—	—	1,256	1,603	2,679

Compensation Actually Paid	$830,157	$1,032,177	$396,206	$861,636	$688,107
In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
Performance Measures Used to Link Company Performance and CAP
The following is a list of performance measures, which in our assessment represent the most important performance measures we use to link compensation actually paid to the Named Executive Officers for fiscal 2024. Each metric below is used for purposes of determining payouts under either our annual incentive program or vesting of our performance stock units. Please see the Compensation Discussion and Analysis for a further description of these metrics and how they are used in our executive compensation program.

1.	Adjusted EBITDA

2.	Comparable Restaurant Sales as measured against Black Box

3.	Weekly Sales Average

65	2025 Proxy Statement

Compensation Committee Report
•
 Pay Versus Performance

Relationship between CAP and TSR
The graph below illustrates the relationship between TSR and our Peer Group TSR as well as the relationship between CAP and TSR for our PEO and average
Non-PEO
NEOs.

Pay Versus Performance: Total Shareholder Return
Compensation Actually Paid ($000s)
Total Shareholder Return (TSR)
$5,000
$4,000
$3,000
$2,000
$1,000
$0
-$1,000
-$2,000
$160
$140
$120
$100
$80
$60
$40
$20
$0
$127
$3,039
$101
$688
$2,579
$4,267
$122
$91
$862
$1,946
$97
$69
$396
$4,253
$118
$95
$1,032
$139
$93
$1,139
$830
-$1,060
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP (Levin)
PEO CAP (Trojan)
Avg. Non-PEO NEOs CAP
PEO CAP (Richmond)
BJ's Restaurants TSR
S&P 600 Restaurant Group Index TSR

Relationship between CAP and GAAP Net Income
The graph below reflects the relationship between our PEO and average
Non-PEO
NEOs CAP and our Net Income (Loss) for the applicable fiscal year.

Pay Versus Performance: GAAP Net Income (Loss)
Compensation Actually Paid ($000s)
GAAP Net Income (Loss) ($Ms)
$5,000
$4,000
$3,000
$2,000
$1,000
$0
-$1,000
-$2,000
$20
$10
$0
-$10
-$20
-$30
-$40
-$50
-$60
-$70
$3,039
$688
-$57.9
$2,579
$4,267
$862
-$3.6
$1,946
$396
$4.1
$4,253
$1,032
$19.7
$1,139
-$1,060
$830
$16.7
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP (Levin)
PEO CAP (Trojan)
Avg. Non-PEO NEOs CAP
PEO CAP (Richmond)
GAAP Net Income (Loss)

BJ’s Restaurants, Inc.	66

Compensation Committee Report
•
 Pay Versus Performance

Relationship between CAP and Adjusted EBITDA (our Company-Selected Measure)
The graph below reflects the relationship between our PEO and average
Non-PEO
NEOs CAP and our Adjusted EBITDA for the applicable fiscal year.

Pay Versus Performance: Adjusted EBITDA
Compensation Actually Paid ($000s)
Adjusted EBITDA ($Ms)
$5,000
$4,000
$3,000
$2,000
$1,000
$0
-$1,000
-$2,000
$125
$100
$75
$50
$25
$0
$3,039
$688
$2,579
$4,267
$862
$1,946
$396
$4,253
$1,032
$1,139
-$1,060
$830
$10.3
$70.5
$77.9
$103.8
$117.1
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP (Levin)
PEO CAP (Trojan)
Avg. Non-PEO NEOs CAP
PEO CAP (Richmond)
Adjusted EBITDA

67	2025 Proxy Statement

Compensation Committee Report • Certain Relationships and Related Party Transactions

Certain Relationships and Related Party Transactions

Consulting Agreement with Gregory A. Trojan. Effective January 1, 2022, we entered into a Consulting Agreement with Mr. Trojan for the period from January 1, 2022 until the earlier of (i) voluntary resignation by Mr. Trojan as a member of the Board of Directors, (ii) thirty (30) days following delivery of notice of termination by Mr. Trojan or by us, (iii) immediately upon Mr. Trojan’s death or disability, or (iv) January 31, 2024; provided, however, that unless otherwise consented by Mr. Trojan in writing, we agreed not to terminate pursuant to clause (ii) above prior to January 31, 2024. Under the terms of the Agreement, Mr. Trojan received a fee of $1,000 per month for consulting services as may be mutually agreed and in the event that such services were expected to exceed more than four hours per month, an appropriate daily fee would be negotiated. In addition, we agreed that equity awards granted to him while he was serving as our Chief Executive Officer would continue to vest during the term of his Consulting Agreement. We also agreed to provide Mr. Trojan and his spouse with continued group health insurance coverage (or continuation coverage under COBRA) until the termination of the Consulting Agreement or, other than in the case of his voluntary resignation from the Board or his termination of the Consulting Agreement, until Mr. Trojan’s sixty-fifth birthday (in May 2024). The Consulting Agreement and monthly fee for consulting services concluded on January 31, 2024.

Act III Warrant. See “Agreement with Act III Holdings, LLC” on page 12 above.

Procedures for Approval of Related Party Transactions

To the extent that any “related-person transaction” is proposed, it is our policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to the Company, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. We do not currently have a written policy with respect to consideration of related-person transactions although certain aspects of such types of transactions are a subject of our Code of Integrity, Ethics and Conduct.

BJ’s Restaurants, Inc.	68

Delinquent Section 16(A) Reports

DELINQUENT SECTION 16(A) REPORTS

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis.

SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials. In order for a shareholder proposal to be included in our Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on December 25, 2025.

Requirements for Shareholder Proposals and Nominations to be Brought Before the Annual Meeting. Our bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our bylaws, nominations for director or other business proposals to be addressed at our 2026 Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to our Corporate Secretary at the address indicated above no later than the close of business on February 23, 2026, and no earlier than January 24, 2026. This notice must contain the information required by our bylaws. In the event that the 2026 Annual Meeting is called for a date that is not within 30 days of June 12, 2026, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the 2026 Annual Meeting is first made.

The advance notice provisions of our bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Under SEC Rule 14a-8, in order to be eligible for inclusion in next year’s proxy statement and proxy card, shareholder proposals must be received by our Corporate Secretary at the address indicated above no later than the close of business on December 25, 2025.

The proxy solicited by the Board of Directors for our next annual meeting will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 10, 2026. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

69	2025 Proxy Statement

Annual Report

ANNUAL REPORT

Accompanying this Proxy Statement is our Annual Report to Shareholders containing our Consolidated Financial Statements for the fiscal year ended December 31, 2024, which has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

A copy of our Annual Report on Form 10-K, as filed with the SEC (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If exhibit copies are requested, a copying charge of $.20 per page may be required.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 2025

The Proxy Statement related to the Annual Meeting, our Annual Report to Shareholders for the fiscal year ended December 31, 2024, our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and directions to attend the Annual Meeting are available under “Proxy Materials” in the “Investors” section of our website at http://www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

By Order of the Board of Directors,

Lea Anne S. Ottinger	C. Bradford Richmond
Chair of the Board	Interim Chief Executive Officer

April 23, 2025

Huntington Beach, California

BJ’s Restaurants, Inc.	70

BJ'S RESTAURANTS, INC.

7755 CENTER AVENUE, STE 300
HUNTINGTON BEACH, CA 92647

WWW.BJSRESTAURANTS.COM

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:00 p.m., Pacific Time, on June 11, 2025 Online Go to www.investorvote.com/BJRI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BJRI Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2-3, and AGAINST Proposal 4. 1. Election of Directors: 01 - BINA CHAURASIA 04 - LEA ANNE S. OTTINGER 07 - JANET M. SHERLOCK For Withhold 02 - JAMES A. DAL POZZO 05 - C. BRADFORD RICHMOND 08 - GREGORY A. TROJAN For Withhold 03 - NOAH A. ELBOGEN 06 - JULIUS W. ROBINSON, JR. For Withhold 2. Approval, on an advisory and non-binding basis, of the compensation of named executive officers. For Against Abstain 3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2025. For Against Abstain 4. Shareholder proposal requesting that the Company publish a food waste transparency report. For Against Abstain NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission. To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 8 3 AV 044IAC

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BJRI IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — BJ’S RESTAURANTS, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 12, 2025 THE UNDERSIGNED HEREBY APPOINTS C. BRADFORD RICHMOND AND THOMAS A. HOUDEK, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON THURSDAY, JUNE 12, 2025, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, FOR PROPOSALS 2-3, AND AGAINST PROPOSAL 4, AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. (Continued and to be Signed on the Other Side) C Non-Voting Items Change of Address — Please print new address below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2-3, and AGAINST Proposal 4. 1. Election of Directors:01 - BINA CHAURASIA 04 - LEA ANNE S. OTTINGER 07 - JANET M. SHERLOCK For Withhold 02 - JAMES A. DAL POZZO 05 - C. BRADFORD RICHMOND 08 - GREGORY A. TROJAN For Withhold 03 - NOAH A. ELBOGEN 06 - JULIUS W. ROBINSON, JR. For Withhold 2. Approval, on an advisory and non-binding basis, of the compensation of named executive officers. 4. Shareholder proposal requesting that the Company publish a food waste transparency report. For Against Abstain 3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2025. For Against Abstain NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission. To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 UPX 044IEC

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — BJ’S RESTAURANTS, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 12, 2025 THE UNDERSIGNED HEREBY APPOINTS C. BRADFORD RICHMOND AND THOMAS A. HOUDEK, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON THURSDAY, JUNE 12, 2025, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, FOR PROPOSALS 2-3, AND AGAINST PROPOSAL 4, AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. (Continued and to be Signed on the Other Side)